Public Accounts
2013-14

Volume 1

Summary Financial Statements

Government
----- of -----
Saskatchewan

2013-14 Public Accounts
Volume 1 - Summary Financial Statements

Contents

3	Letters of Transmittal
4	Introduction to the Public Accounts

Financial Statement Discussion and Analysis

7	Summary Financial Statements - Discussion and Analysis

Summary Financial Statements

33	Statement of Responsibility
35	Independent Auditor's Report
37	Summary Financial Statements
41	Notes to the Summary Financial Statements
54	Schedules to the Summary Financial Statements

74	Glossary of Terms

Letters of Transmittal

Regina, Saskatchewan
June 2014

To Her Honour
The Honourable Vaughn Solomon Schofield
Lieutenant Governor of the Province of Saskatchewan

Your Honour:

I have the honour to submit the Summary Financial Statements of the Government of the Province of Saskatchewan for the fiscal year ended March 31, 2014.

Respectfully submitted,

/s/ Ken Krawetz

Ken Krawetz
Deputy Premier
Minister of Finance

Regina, Saskatchewan
June 2014

The Honourable Ken Krawetz
Deputy Premier
Minister of Finance

We have the honour of presenting the Summary Financial Statements of the Government of the Province of Saskatchewan for the fiscal year ended March 31, 2014.

Respectfully submitted,

/s/ Clare Isman	/s/ Terry Paton
Clare Isman	Terry Paton
Deputy Minister of Finance	Provincial Comptroller

Government of Saskatchewan - 2013-14 Public Accounts   3

Introduction to the Public Accounts

Introduction to the Public Accounts

The 2013-14 Public Accounts of the Government of Saskatchewan (the Government) are prepared in accordance with the Financial Administration Act, 1993 and consist of two volumes.  The Government is responsible for the integrity and objectivity of the information presented in these two volumes.

Volume 1

Financial Statement Discussion and Analysis provides users of the Government’s Summary Financial Statements (SFS) with an overview of the Government’s performance by presenting comparative financial highlights and variance analysis.  The information in the financial statement discussion and analysis should be read in conjunction with the SFS.

Summary Financial Statements provide an accounting of the full nature and extent of the financial affairs and resources of the Government.  This includes the financial results of the General Revenue Fund (GRF), Crown corporations, boards and other organizations controlled by the Government.  A listing of all organizations controlled by the Government, collectively referred to as the government reporting entity, is provided in schedule 17 of the SFS.

Volume 2

Volume 2 contains the following unaudited financial information:

General Revenue Fund
•	reconciliation of GRF results to the SFS;
•	revenue and expense schedules and details;
•	capital asset acquisitions schedule and details;

Revolving Funds
•	expense details;

Supplier Summary
•	listing of suppliers who received $50,000 or more for goods and services and capital assets supplied to the GRF and Revolving Funds during the fiscal year;

Other Information
•	Growth and Financial Security Fund transfers and accumulated balance;
•	Debt Retirement Fund accumulated balance;
•	assets, liabilities and residual balances of pension plans and trust funds administered by the Government;
•	remissions of taxes and fees; and
•	road-use fuel tax accountability revenues and expenditures.

The Public Accounts are available on the Internet at http://www.finance.gov.sk.ca/public-accounts/.

A Compendium is also available on the Internet at http://www.finance.gov.sk.ca/public-accounts/ that contains the financial statements of various government agencies, boards, commissions, pension plans, special purpose funds and institutions, as well as Crown corporations which are accountable to Treasury Board.

  4  Government of Saskatchewan - 2013-14 Public Accounts

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

Financial Highlights

(millions of dollars)						Change from
				2014	2013		2013
			Budget1 2	Actual	Actual	Budget	Actual

Revenue			14,179	14,418	14,323	239	95
Expense			14,030	13,829	14,285	(200)	(456)
Surplus			150	589	37	439	551
Financial assets				10,096	9,534		562
	Less:	Pension liabilities		(7,085)	(6,774)		(310)
		Public debt		(4,927)	(4,949)		22
		Other liabilities		(2,700)	(2,920)		221
Net debt				(4,615)	(5,109)		494
	Plus:	Non-financial assets		8,085	7,558		527
Accumulated Surplus				3,469	2,449		1,021
Totals may not add due to rounding.
1	The Budget does not include a statement of financial position.
2	Includes details of budgeted revenue and expense as presented in the 2014-15 Budget.

Reporting Entity

The Summary financial statements (SFS) include the financial activities of government service organizations (GSOs), government business enterprises (GBEs) and government partnerships.  GBEs are self-sufficient government organizations that have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity.  All other organizations, except government partnerships, are GSOs.  A complete listing of the organizations included in the government reporting entity is provided in schedule 17 of the SFS.

Surplus

The 2013-14 SFS report a surplus of $589 million, $439 million greater than budget.  These favourable results are largely attributable to the insurance sector where investment returns were greater-than-expected and agricultural claims were significantly lower-than-budgeted due to record crop production in 2013.  This, together with a higher-than-expected gain on the Government’s sale of a 69.0 per cent ownership interest in Information Services Corporation, more than offsets the lower-than-expected non-renewable resources and taxation revenues.

Compared to 2012-13, the SFS surplus is $551 million higher due to a $456 million decrease in expense together with a $95 million increase in revenue.

Credit Rating

Saskatchewan continues to maintain a strong credit rating with all three major credit rating agencies.  The Province’s credit rating from Standard & Poor’s is AAA, the highest level possible.  The Province’s credit rating reflects its solid financial position and is an independent confirmation of the strength of Saskatchewan’s economy.  This is particularly noteworthy during a period when many credit ratings are being downgraded worldwide.

Government of Saskatchewan - 2013-14 Public Accounts   7

Financial Statement Discussion and Analysis

Surplus/Deficit

 Annual Surplus (Deficit) - 10 Year Trend

Accumulated Surplus

The accumulated surplus represents the Government’s reported net economic resources.  An accumulated surplus indicates that a government has net resources that can be used to provide future services.

Accumulated Surplus (Deficit) - 10 Year Trend

*	Includes a $1.58 billion increase for the first-time inclusion of the Boards of Education.

  8  Government of Saskatchewan - 2013-14 Public Accounts

Financial Statement Discussion and Analysis

Revenue

 2013-14 Revenue by Source ($14.42 billion)

Revenue by Source - 5 Year Comparison

*
Beginning in 2012, the financial statements of government business enterprises (GBEs) are prepared in accordance with International Financial Reporting Standards.  Prior to this, the financial results of GBEs are presented on the basis of Canadian Generally Accepted Accounting Principles and have not been restated.

Government of Saskatchewan - 2013-14 Public Accounts   9

Financial Statement Discussion and Analysis

Revenue (continued)

Total revenue was $14.42 billion in 2013-14, an increase of $239 million, or 1.7 per cent, from budget.  This increase from budget is largely due to higher-than-expected other own-source revenue, net income from government business enterprises and transfers from the federal government, partially offset by lower-than-expected non-renewable resources and taxation revenue.  Compared to 2012-13, revenue increased $95 million, or 0.7 per cent.  The improvement over the previous year is mainly due to an increase in taxation and other own-source revenues, partially offset by a reduction in transfers from the federal government and net income from government business enterprises.

Revenue by Source - Current Year Comparison to Budget and Prior Year

Taxation Revenue

Taxation revenue was $6.55 billion in 2013-14, an increase of $358 million over 2012-13 and a decrease of $63 million compared to budget.  An increase over the previous year was reported for all taxation sources, with the $358 million increase largely attributable to higher Corporation Income Tax, Individual Income Tax and Provincial Sales Tax revenue.  The decrease from budget is largely a result of lower-than-expected Provincial Sales Tax revenue, partially offset by higher-than-expected Corporation and Individual Income Tax revenue.

Individual Income Tax revenue was $2.47 billion in 2013-14, $64 million higher than in 2012-13, primarily due to growth in the taxable income base.  This was partially offset by an increased cost of tax credits and a decline in the prior-year adjustment.

Provincial Sales Tax revenue was $1.33 billion in 2013-14, an increase of $42 million from the prior year, primarily due to growth in personal expenditures and business spending, reflecting continued growth in the Saskatchewan economy.

Corporation Income Tax revenue was $1.02 billion in 2013-14, a $179 million increase over 2012-13.  This increase was primarily due to an increase in estimates of both the national tax base and Saskatchewan’s share of the base.  An improvement in the prior-year adjustment supplemented this increase.

Property tax revenue was $605 million in 2013-14, $19 million higher than reported in the prior year.  This increase is due to the property tax base growing as a result of new construction in the Province.

Other tax revenue (including fuel, tobacco and other miscellaneous taxes) was a combined $55 million higher than the prior year.  A four cent increase per cigarette, tobacco stick and gram of cut tobacco, effective March, 2013, contributed to a $23 million increase in tobacco taxes.  The remaining increase is primarily a result of economic growth and a growing population.

  10  Government of Saskatchewan - 2013-14 Public Accounts

Financial Statement Discussion and Analysis

Revenue (continued)

Non-Renewable Resources Revenue

Non-renewable resources revenue is one of the Government’s most volatile revenue sources because it is largely susceptible to external factors, particularly changes in market demand and commodity prices.

In 2013-14, non-renewable resources revenue was $2.52 billion, an increase of $5 million over 2012-13 and a decrease of $150 million compared to budget.  Revenue derived from oil, Crown land sales and natural gas were all higher than in 2012-13, and partially offset by decreases in resource surcharge, potash and other non-renewable resources revenue.  The decrease from budget is mainly attributable to lower-than-expected potash and resource surcharge revenues, partially offset by higher-than-expected oil revenue.

Oil revenue was $1.51 billion in 2013-14.  This is an increase of $230 million over 2012-13, primarily due to higher West Texas Intermediate (WTI) oil prices, a lower average exchange rate and a lower light-heavy blend differential.

WTI oil prices averaged 99.04 U.S. dollars per barrel in 2013-14, an increase of 6.97 U.S. dollars per barrel over the 2012-13 WTI average oil price of 92.07 U.S. dollars per barrel.

The average exchange rate fell from 99.90 U.S. cents in 2012-13 to 94.97 U.S. cents in 2013-14.

The light-heavy blend differential averaged 19.81 U.S. dollars per barrel in 2013-14.  In 2012-13, the light-heavy blend differential averaged 20.53 U.S. dollars per barrel.

Resource surcharge revenue was $437 million in 2013-14, a decrease of $191 million from 2012-13, primarily due to one-time revenue in 2012-13  resulting from the implementation of new federal rules and regulations which limit the deferral of income to future years through the use of partnerships.  This resulted in a $123 million year-over-year change.  Lower values of resources sales, particularly potash, also contributed to the decline.

Potash revenue was $346 million in 2013-14, an $18 million decrease over the previous year.  This reduction is primarily due to a decrease in the average mine netback (price).  On a fiscal-year basis, the average mine netback (price) decreased from 428 U.S. dollars per KCI tonne in 2012-13 to 324 U.S. dollars per KCI tonne in 2013-14 (from $702 to $559 per K2O tonne).  Increased sales volume, from 8.6 million K2O tonnes in 2012-13 to 9.8 million K2O tonnes in    2013-14, partially offset the decrease in revenue related to lower prices.

Crown land sales revenue was $107 million in 2013-14, $18 million more than reported in 2012-13.  This increase is primarily due to a higher average sale price per hectare, reflecting continued interest in southeast Saskatchewan.

Other non-renewable resources revenue (including natural gas) was $118 million, a decrease of $33 million over the prior year, primarily due to lower uranium royalties.

Other Own-Source Revenue

Other own-source revenue was $2.27 billion in 2013-14, representing a $93 million increase over the previous year and a $193 million increase over budget.  Both increases are largely due to the $141 million gain on the Government’s sale of a 69.0 per cent ownership interest in Information Services Corporation in July, 2013.

When compared to the prior year, increases were also reported in insurance own-source revenue and transfers from other governments.  These increases were partially offset by lower own-source fees and investment income.

Government of Saskatchewan - 2013-14 Public Accounts   11

Financial Statement Discussion and Analysis

Revenue (continued)

Transfers from the Federal Government

Federal transfers were $2.02 billion in 2013-14, a decrease of $292 million from 2012-13 but an increase of $67 million over budget.  Compared to 2012-13, federal contributions for agricultural stability and housing subsidy are significantly lower but somewhat higher for crop insurance, Canada Health Transfer and Canada Social Transfer.  The increase over budget is largely due to an increase in crop insurance contributions.

Agricultural stability contributions from the federal government are down $177 million over the previous year, representing low program uptake due to the well-above-average yields and crop quality experienced by Saskatchewan producers for the 2013 crop year.

Housing subsidy revenue declined $119 million when compared to 2012-13, primarily due to a change in accounting standard that resulted in a one-time increase in reported federal transfers.

Legislated increases in both the Canada Health Transfer and the Canada Social Transfer programs, together with an increase in Saskatchewan’s share of the national population, resulted in increased funding compared to last year.

Net Income from Government Business Enterprises

Net income from government business enterprises was $1.05 billion in 2013-14, a decrease of $68 million from 2012-13 but an increase of $191 million over budget.  Compared to the prior year, the Government reported lower net income in utilities but more favourable results in insurance.  The $191 million improvement over budget was entirely due to better than expected results reported in insurance.

Utilities reported a combined net income of $283 million, a $105 million decrease over the previous year.  This decrease is primarily attributed to unfavourable changes in unrealized market value adjustments mainly related to natural gas management activities.  Utilities also saw increased depreciation and financing costs resulting from record capital investment over the past two years.

Insurance reported $261 million in net income for the year.  This result was a $36 million improvement over the previous year mainly due to higher investment earnings consistent with strong global investment markets.  While investment earnings rose in insurance, net underwriting results declined as increased insurance claims exceeded increased premiums collected.

Liquor, gaming and other contributed $508 million towards the Government’s bottom line, an improvement of $2 million over 2012-13.

  12  Government of Saskatchewan - 2013-14 Public Accounts

Financial Statement Discussion and Analysis

Expense

Expense is reported by theme in the Summary Statement of Operations.  In addition to reporting expense by theme, the SFS also provide information on expense by object, or major type of expense.

Expense by Theme

2013-14 Expense by Theme ($13.83 billion)

*	Key components of “other” include community development (4%), transportation (4%), agriculture (4%) economic development (2%) and environment and natural resources (2%).

  Expense by Theme as a Percentage of Total Expense - 5 Year Comparison

Government of Saskatchewan - 2013-14 Public Accounts   13

Financial Statement Discussion and Analysis

Expense (continued)

Expense by Theme - 5 Year Comparison

*
In 2013-14, key components of “other” include community development ($538 million), transportation ($537 million), agriculture ($520 million), economic development ($344 million) and environment and natural resources ($231 million).

Total expense was $13.83 billion in 2013-14.  This was $456 million, or 3.2 per cent, lower than reported in the prior year and $200 million, or 1.4 per cent, lower than budget.  These decreases were predominantly experienced in agricultural spending.  Key changes in expense reported by theme are explained below.

Agriculture expense was $587 million, or 53.0 per cent, lower than the prior year and $310 million, or 37.3 per cent, lower than budget.  These decreases are primarily due to record crop production resulting in considerably lower claims made for AgriStability and Crop Insurance programs.

Debt charges decreased $63 million, or 9.8 per cent, from 2012-13 and $19 million, or 3.2 per cent, from budget.  Lower interest rates on refinanced debt and lower in-year borrowing requirements contributed to the reduction in debt charges.

Economic development expense experienced a $20 million, or 6.1 per cent, increase over the previous year and a $21 million, or 6.6 per cent, increase over budget.  An increase in the Research and Development Tax Credit contributed to the increase over both prior year and budget.  In addition, higher funding for the provincial nuclear research and development strategy contributed to the increase from the prior year.

Education expense increased $204 million, or 6.1 per cent, over 2012-13 and $71 million, or 2.0 per cent, over budget.  The increase over budget is primarily due to higher pension costs for the Teachers’ Superannuation Plan (TSP), as a result of additional actuarial losses recognized during the year which were caused by a decline in the discount rate used to determine the pension liability.  In addition to the higher cost for the TSP, increases over the prior year were also caused by higher post-secondary operating and capital funding for universities as well as increases in teachers’ salaries.  The increase in teachers’ salaries was a result of increased staffing requirements as well as annual salary increments negotiated in the collective bargaining agreement signed during the 2011-12 school year.

Health expense was $86 million, or 1.7 per cent, higher than the prior year but $96 million, or 1.8 per cent, lower than budget.  When compared to 2012-13, the increase in health costs was primarily due to the rising cost of health care compensation resulting from retroactive wage adjustments in newly negotiated collective bargaining agreements for health provider unions.  In addition, there were increases in regional health authority operating costs, in funding for medical services provided by non-governmental agencies and in costs for the Saskatchewan Prescription Drug Plan, all due to pressures that an increasing and aging population put on the health care system.  These year-over-year increases are partially offset by lower pension costs for the Saskatchewan Healthcare Employees’ Pension Plan (SHEPP) which experienced favourable returns on plan assets.  When compared to budget, the Government experienced lower-than-expected utilization of the Saskatchewan Prescription Drug Plan and physician services.  In addition, higher-than-budgeted investment returns on the plan assets of SHEPP resulted in savings over budgeted amounts.

Protection of persons and property expense was $63 million, or 8.7 per cent, lower than the prior year but $59 million, or 9.7 per cent, higher than budget.  The decrease over 2012-13 is primarily due to a year-over-year decrease in claims under the Provincial Disaster Assistance Program (PDAP) which had unusually high program uptake 2012-13 for the spring flooding in 2011-12.  In addition, the Government’s sale of a 69.0 per cent ownership interest in Information Services Corporation in July of 2013 resulted in the SFS reporting only a partial year of registry services costs.

  14  Government of Saskatchewan - 2013-14 Public Accounts

Financial Statement Discussion and Analysis

Expense (continued)

These reductions were partially offset by higher operating costs in the correctional system and increased policing costs.  The increase over budget is mainly due to higher-than-expected 2013 claims and increases to outstanding prior year claims under the PDAP as well as increased utilization of court and custody services.

Social services and assistance expense saw an increase of $70 million, or 6.6 per cent, over 2012-13 and $23 million, or 2.0 per cent, over budget.  These increases were primarily due to a higher caseload in the Saskatchewan Assured Income for Disability program, pressures in child and family services and increased emergency social services costs, partially offset by savings experienced in capital transfers for housing programs.

Expense by Object

2013-14 Expense by Object ($13.83 billion)

*	Supports third party salary, capital and other costs.
**	The key component of “other” is amortization of tangible capital assets.

 Expense by Object - 5 Year Comparison

Government of Saskatchewan - 2013-14 Public Accounts   15

Financial Statement Discussion and Analysis

Public Debt and Debt Charges

Public Debt

Public debt consists of gross debt net of sinking funds and includes:

•	general debt, which is:
s	debt issued by the General Revenue Fund (GRF) and other government service organizations (GSOs); and
s	debt issued by the GRF and subsequently loaned to government business enterprises (GBEs); and
•
GBE specific debt, which is debt issued by GBEs or debt issued by the GRF specifically on behalf of GBEs where the Government expects to realize the receivables from the GBEs and settle the external debt simultaneously.

Public debt on the Summary Statement of Financial Position represents general debt and does not include GBE specific debt.  GBE specific debt is disclosed in schedule 8 of the SFS.

Public Debt - 10 Year Trend

At March 31, 2014, the SFS report public debt of $4.93 billion.  Since 2004-05, public debt has declined $3.22 billion, from $8.15 billion to $4.93 billion.

At March 31, 2014, GBEs specific debt was $5.82 billion.  GBE specific debt is included in the investment in (or net assets of) GBEs reported on the Summary Statement of Financial Position and disclosed in schedule 3 of the SFS.  Since   2004-05, GBE specific debt has increased from $3.31 billion to $5.82 billion.  This increase has helped to finance the replacement of aging infrastructure as well as the building of new capacity to meet the demands of the recent population growth in the Province.

  16  Government of Saskatchewan - 2013-14 Public Accounts

Financial Statement Discussion and Analysis

Public Debt and Debt Charges (continued)

Debt Charges

The Government incurs interest and other costs to service its public debt.  The amount of these costs is determined by the amount of general public debt and the interest rate attached to that debt.  The average effective interest rate on gross debt during 2013-14 was 5.2 per cent (2012-13 - 5.6 per cent).

Debt Charges - 10 Year Trend

Since 2004-05, both the amount of general public debt and the level of interest rates have declined.  As a result, the debt charges reported in the SFS have decreased from $905 million in 2004-05 to $580 million in 2013-14.

Government of Saskatchewan - 2013-14 Public Accounts   17

Financial Statement Discussion and Analysis

Net Debt

Net debt represents the future revenue that is required to pay for past transactions and events.  It is the difference between the SFS liabilities and financial assets.

During 2013-14, net debt decreased by $494 million.

Net Debt - 10 Year Trend

Since 2008-09, the SFS have reported an accumulated surplus.  Accumulated surplus reduces net debt.

Net debt of the SFS is:

•	net debt from the acquisition of non-financial assets, primarily representing the Government’s investment in educational and health care facilities and highways; net of
•	the accumulated surplus, representing the extent to which past revenues have exceeded past expenses.

Since 2004-05, the net debt of the SFS has declined by $3.98 billion from $8.60 billion to $4.62 billion.  Lower levels of net debt indicate increased flexibility over future spending.

In addition, the portion of net debt representing non-financial assets has increased significantly.  The Government’s net debt is primarily related to its investment in tangible capital assets.

  18  Government of Saskatchewan - 2013-14 Public Accounts

Financial Statement Discussion and Analysis

Financial Assets

Financial assets represent the amount of resources available to the Government that can be converted to cash to meet obligations or fund operations.

Financial Assets - 5 Year Trend

*	In 2013-14, primarily accounts receivable ($1.58 billion), other investments ($0.83 billion) and loans receivable ($0.73 billion).

Liabilities

Liabilities represent the obligations the Government has to others arising from past transactions or events.

Liabilities - 5 Year Trend

*	In 2013-14, primarily accounts payable ($2.16 billion).

From 2009-10 to 2013-14, liabilities increased by $797 million.  This is primarily a result of a $1.21 billion increase in pension liabilities net of a $162 million decrease in public debt.  Information relating to public debt can be found in more detail in the public debt and debt charges section found on page 16.

The total pension liability has increased from $5.87 billion in 2009-10 to $7.08 billion in 2013-14.  The increase is due to the amount by which pension costs, including interest on the pension liabilities and amortization of actuarial losses, exceed payments to the pension plans and retirees.

Government of Saskatchewan - 2013-14 Public Accounts   19

Financial Statement Discussion and Analysis

Non-financial Assets

Non-financial assets typically represent resources that the Government can use to provide services in the future.  Non-financial assets primarily consist of tangible capital assets but also include inventories held for consumption and prepaid expenses.

Tangible Capital Assets

The Statement of Financial Position reports the net book value of tangible capital assets held by government service organizations (GSOs) and does not include the capital assets held by government business enterprises (GBEs).  Capital assets held by GBEs total $11.22 billion at March 31, 2014 and are included in the investment in (or net assets of) GBEs reported on the Statement of Financial Position and disclosed in schedule 3 of the SFS.  The net book value of capital assets of GSOs in the past five years is as follows:

Net Book Value of Tangible Capital Assets - 5 Year Trend

The net book value represents the original cost of tangible capital assets net of accumulated amortization and write-downs in value.  The net book value of tangible capital assets held by the Government has steadily increased over the last five years illustrating how the Government is acquiring new or replacing existing tangible capital assets faster than these same assets are wearing out or becoming obsolete.

Acquisition of tangible capital assets in 2013-14 was $1.07 billion.  These capital additions were primarily in the education, transportation and health sectors mainly for land, buildings and improvements ($537 million), infrastructure ($335 million) and office and information technology ($107 million).

  20  Government of Saskatchewan - 2013-14 Public Accounts

Financial Statement Discussion and Analysis

Investment in Infrastructure

The Government invests in infrastructure in two ways:
•	by investing in government-owned capital; and
•	by providing transfers to third parties, including municipalities and universities, for capital purposes.

During 2013-14, the Government invested $3.01 billion in infrastructure: $1.78 billion for government business enterprises (GBEs) to maintain existing and build new infrastructure; and $1.23 billion to meet the capital requirements of government service organizations (GSOs).

Investment in Infrastructure - 5 Year Trend

The Government’s capital acquisitions totaled $2.85 billion in 2013-14, $1.78 billion acquired by GBEs and $1.07 billion acquired by GSOs.  Capital assets held by GBEs are included in the investment in (or net assets of) GBEs reported on in the Summary Statement of Financial Position and disclosed in schedule 3 of the SFS.

In addition to capital acquisitions, in 2013-14, the Government provided $164 million in capital transfers to third parties.

Government of Saskatchewan - 2013-14 Public Accounts   21

Financial Statement Discussion and Analysis

Cash Flow

The Summary Statement of Cash Flow reports on the sources and uses of cash and temporary investments during the year.  During the year, the Government’s overall cash position increased by $172 million, from $1.81 billion in 2012-13 to $1.99 billion in 2013-14.

2013-14 Sources and Uses of Cash
(millions of dollars)

Sources of Cash (1,500)

Uses of Cash (1,328)

The primary source of cash was operations, generating $712 million in cash.  Other sources of cash include a $234 million net reduction in loans receivable, primarily in loans receivable from GBEs, a $199 million net redemption in sinking funds, net proceeds of $156 million on the Government’s sale of a 69.0 per cent ownership interest in Information Services Corporation (ISC) and a $143 million net disposition of other investments, mainly bonds and debentures held by the Government.  Cash was mainly used for a $1,065 million investment in tangible capital assets, representing the Government’s continued commitment to invest in the Province’s infrastructure, as well as in education and health care facilities.  In addition, cash was also used for a net repayment of public debt of $179 million.

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Financial Statement Discussion and Analysis

Credit Rating

The improvement in the Government’s finances over the past several years has led to a series of upgrades in its credit ratings.  One of the world’s leading credit rating agencies is Standard & Poor’s.

Standard & Poor’s Credit Rating from 2004-05 to 2013-14

The credit ratings for all jurisdictions as at March 31, 2014, are shown below.

Credit Ratings - March 2014

Rating Agency1
Jurisdiction	Moody's Investors Service Inc.	Standard & Poor's	Dominion Bond Rating Service
Alberta	Aaa	AAA	AAA
British Columbia	Aaa (neg)	AAA	AA(high)
Saskatchewan	Aa1 (pos)	AAA	AA
Manitoba	Aa1	AA	A(high)
Ontario	Aa2	AA- (neg)	AA (low)
Quebec	Aa2	A+	A(high)
New Brunswick	Aa2	A+	A(high)
Nova Scotia	Aa2	A+	A (high)
Newfoundland & Labrador	Aa2	A+	A
Prince Edward Island	Aa2	A	A(low)

Ratings reflect the latest credit ratings available at March 31, 2014.
1
The rating agencies assign letter ratings to borrowers.  The major A bracket categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A.  The ‘1’, ‘2’, ‘3’, ‘high’, ‘low’, ‘-’, and ‘+’ modifiers show relative standing within the major categories.  For example, AAA exceeds AA, Aa1 exceeds Aa2 and AA exceeds AA-.

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Financial Statement Discussion and Analysis

Assessment of Financial Condition

Financial condition describes a government’s financial health or its ability to meet its existing financial obligations, both with respect to its service commitments to the public and its financial commitments to creditors, employees and others.  The following assessment of the Government’s financial condition considers three elements: sustainability, flexibility and vulnerability.

Sustainability

Sustainability is the degree to which a government can maintain its existing service commitments and meet its existing financial obligations without increasing its debt or tax burden relative to the economy within which it operates.

Net Debt to the Province’s Gross Domestic Product

Gross domestic product (GDP) is a measure of the value of the goods and services produced during a year, indicating the size of the provincial economy.  Net debt is the difference between a government’s liabilities and financial assets and represents the future revenue that is required to pay for past transactions and events.  Net debt as a percentage of the Province’s GDP provides a measure of the level of financial demands placed on the economy by the Government’s spending and taxation policies.  A lower net debt to GDP ratio is desired and indicates higher sustainability.

Net Debt as a Percentage of the Province’s Gross Domestic Product - 10 Year Comparison

The overall downward trend illustrated by this ratio is a result of growth in the provincial economy together with declining net debt over the ten-year period.

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Financial Statement Discussion and Analysis

Assessment of Financial Condition (continued)

Net Debt to Total Revenue

Another measure of a government’s sustainability is net debt as a percentage of total revenue.  Net debt provides a measure of the future revenue that is required to pay for past transactions and events.  A lower net debt to revenue ratio indicates higher sustainability, as less time is required to eliminate net debt.

Net Debt as a Percentage of Total Revenue - 10 Year Comparison

When expressed as a percentage of total revenue, the Government’s net debt has declined from 93.3 per cent to 32.0 per cent of total revenue since 2004-05.  The reduction in this ratio indicates that the Government’s annual revenue has been sufficient not only to pay for current transactions and events, but also to pay off a portion of past deficits.

Net Debt per Capita

Net debt per capita represents the net debt attributable to each Saskatchewan resident.  A decrease in this ratio indicates the debt burden per resident has improved.

Net Debt per Capita - 10 Year Comparison

Figures are based on Statistics Canada first quarter estimates representing the population at January 1 of each year.

The overall downward trend illustrated by this ratio is a result of a declining net debt together with a steady increase in the Province’s population over the ten-year period.

Government of Saskatchewan - 2013-14 Public Accounts   25

Financial Statement Discussion and Analysis

Assessment of Financial Condition (continued)

Flexibility

Flexibility is the degree to which a government can change its debt or tax burden and still meet its existing service commitments and financial obligations.

Debt Charges to Total Revenue

A debt charges to revenue ratio, often referred to as the interest bite, indicates the proportion of provincial revenue that is required to pay interest charges on general public debt and therefore, is not available to pay for essential public services and programs.  A lower ratio means that there is more money available to provide government services.

Debt Charges as a Percentage of Total Revenue - 10 Year Comparison

Over the last ten years, the interest bite has decreased due to both increased revenue and decreased interest costs.  In 2013-14, the Government spent approximately 4.0 cents of each dollar of revenue on debt charges on general public debt, compared to 9.8 cents in 2004-05.  This reduction leaves more resources available to the Government to provide services without increasing its revenue.

  26  Government of Saskatchewan - 2013-14 Public Accounts

Financial Statement Discussion and Analysis

Assessment of Financial Condition (continued)

Own-source Revenue to the Province’s Gross Domestic Product

This ratio measures the extent to which the Government is taking income out of the provincial economy, either through taxation, non-renewable resources revenue or user fees.  An increase in this ratio indicates that the Government’s own-source revenue is growing faster than the economy, reducing the Government’s flexibility to increase revenue without slowing the growth of the provincial economy.

Own-source Revenue as a Percentage of the Province’s Gross Domestic Product - 10 Year Comparison

Own-source revenue as a percentage of GDP has remained relatively stable over the last ten years meaning that the Government has not significantly changed its demands on the provincial economy over this time.  The chart, while relatively stable, shows a decreasing trend which indicates that the Government’s flexibility has improved slightly over the last ten years.

Government of Saskatchewan - 2013-14 Public Accounts   27

Financial Statement Discussion and Analysis

Assessment of Financial Condition (continued)

Vulnerability

Vulnerability is the degree to which a government is dependent on sources of funding outside of its control or is exposed to risks that could impair its ability to meet its existing service commitments and financial obligations.

Transfers from the Federal Government to Total Revenue

The Government has no control over the amount of federal transfers that it receives each year.  Transfers from the federal government as a percentage of total revenue is therefore an indicator of the degree of vulnerability the Government has as a result of reliance on the federal government for revenue.  Generally, a decreasing ratio indicates that a government is less reliant on federal transfers to fund its programs, making it less vulnerable.

Transfers from the Federal Government as a Percentage of Total Revenue - 10 Year Comparison

In 2013-14, 14.0 per cent of the Government’s revenue came from transfers from the federal government with the remainder coming from Saskatchewan sources.  The Government’s ability to fund essential programs and services from own-source revenue has remained fairly stable over the past several years.

Foreign Currency Debt to Net Debt

The ratio of foreign currency debt to net debt is an indicator of the degree of vulnerability a government has to currency rate fluctuations.  Where the Government holds debt that is issued in foreign currencies it often uses cross currency swaps, a hedging strategy, to effectively convert this debt to Canadian dollar debt.  At March 31, 2014, this ratio is essentially nil due to the Government’s hedging strategies together with its investment in U.S. dollar sinking fund assets.  Over the last ten years, exposure to currency rate fluctuations on foreign currency debt has been minimal.  Decreasing this exposure through the use of hedging activities and holding U.S. dollar sinking fund investments mitigates the risk of debt and debt servicing costs rising due to changes in foreign currency rates.

  28  Government of Saskatchewan - 2013-14 Public Accounts

Financial Statement Discussion and Analysis

Risks and Uncertainties

The Government is subject to risks and uncertainties that arise from variables which the Government cannot directly control.  These risks and uncertainties include:

•
changes in economic factors such as economic growth or decline, commodity and non-renewable resource prices, inflation, interest rates, marketplace competition, population change, personal income and retail sales;

•	exposure to interest rate risk, foreign exchange rate risk, credit risk and liquidity risk;
•	changes in transfers from the federal government;
•	utilization of government services, such as insurance, health care and social services;
•	other unforeseen developments including unusual weather patterns and natural and other disasters;
•	criminal or malicious attacks, both cyber and physical in nature, potentially resulting in business interruption, privacy breach and loss of, or damage to, information, facilities and equipment;
•	identification and quantification of environmental liabilities;
•	factors that could hinder the safe delivery of products and services;
•	outcomes from litigation, arbitration and negotiations with third parties;
•	changes in reported results where actual experience may differ from initial estimates as discussed in note 2 of the Summary financial statements; and
•	changes in accounting standards.

Recognizing that Saskatchewan is heavily reliant on the revenue from non-renewable resources and that the Province’s financial results can be influenced by other external factors, the Government takes a prudent approach in developing its budget assumptions for macroeconomic variables and non-renewable resources prices.  The Government uses a number of forecasts from national forecasting agencies and banks, private industry and private sector analysts when developing the underlying assumptions for fiscal forecasts both on budget day and throughout the fiscal year.

The fiscal impact of changes in the underlying economic assumptions, including non-renewable resources prices, are estimated on a regular basis to quantify the risk associated with each forecast assumption.  By understanding the size of the risk inherent in the fiscal projections, the Government is better able to make sound financial decisions.

Finally, for the Government to meet its challenges of growth and remain competitive where it operates in a competitive environment, attention is directed towards maintaining and investing in the Province’s infrastructure to support the steady growth the Province has been experiencing and to allow for continued growth in the future.

Risk management specific to public debt is discussed in note 4 of the Summary financial statements.

Government of Saskatchewan - 2013-14 Public Accounts   29

Summary Financial Statements

Summary Financial Statements

Responsibility for the Summary Financial Statements

The Government is responsible for the Summary Financial Statements.  The Government maintains a system of accounting and administrative controls to ensure that accurate and reliable financial statements are prepared and to obtain reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are maintained.

The Provincial Comptroller prepares these statements in accordance with generally accepted accounting principles for the public sector, using the Government's best estimates and judgement when appropriate.  He uses information from the accounts of the General Revenue Fund, Crown corporations and other government organizations to prepare these statements.

The Provincial Auditor expresses an independent opinion on these statements.  Her report, which appears on the following page, provides the scope of her audit and states her opinion.

Treasury Board approves the Summary Financial Statements.  The statements are tabled in the Legislative Assembly as part of the Public Accounts and referred to the Standing Committee on Public Accounts for review.

On behalf of the Government of the Province of Saskatchewan.

/s/ Ken Krawetz

Ken Krawetz
Deputy Premier
Minister of Finance

/s/ Clare Isman

Clare Isman
Deputy Minister of Finance

/s/ Terry Paton

Terry Paton
Provincial Comptroller

Regina, Saskatchewan
June 2014

Government of Saskatchewan - 2013-14 Public Accounts   33

Summary Financial Statements

Independent Auditor’s Report

To the Members of the Legislative Assembly of Saskatchewan

I have audited the accompanying financial statements of the Government of Saskatchewan, which comprise the Summary Statement of Financial Position as at March 31, 2014 and the Summary Statements of Operations, Accumulated Surplus, Change in Net Debt, and Cash Flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with Canadian public sector accounting standards for Treasury Board’s approval, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

My responsibility is to express an opinion on these financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Opinion

In my opinion, the financial statements present fairly, in all material respects, the financial position of the Government of Saskatchewan as at March 31, 2014 and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

/s/ Judy Ferguson

Judy Ferguson, FCA
Acting Provincial Auditor

Regina, Saskatchewan
June 12, 2014

Government of Saskatchewan - 2013-14 Public Accounts   35

Summary Financial Statements

Summary Statement of Financial Position
As at March 31, 2014
(thousands of dollars)

	2014	2013
Financial Assets
Cash and temporary investments (note 3)	1,987,475	1,814,961
Accounts receivable (schedule 1)	1,578,372	1,690,375
Inventories held for resale	3,699	4,060
Deferred charges	5,240	3,271
Loans receivable (schedule 2)	731,344	964,137
Investment in government business enterprises (schedule 3)	4,959,853	4,141,189
Other investments (schedule 4)	829,615	915,953
Total Financial Assets	10,095,598	9,533,946
Liabilities
Accounts payable and accrued liabilities (schedule 5)	2,163,595	2,319,626
Other liabilities (schedule 6)	339,583	401,893
Unearned revenue (schedule 7)	191,810	192,791
Public debt (note 4)(schedule 8)	4,926,902	4,948,746
Unamortized foreign exchange gain	4,513	5,773
Pension liabilities (note 5)(schedule 10)	7,084,550	6,774,483
Total Liabilities	14,710,953	14,643,312
Net Debt	(4,615,355)	(5,109,366)
Non-Financial Assets
Prepaid expenses	49,163	47,534
Inventories held for consumption	172,758	164,235
Tangible capital assets (schedule 11)	7,862,717	7,346,186
Total Non-Financial Assets	8,084,638	7,557,955
Accumulated Surplus	3,469,283	2,448,589
Contingencies (note 6)
Contractual obligations (note 7)
The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan - 2013-14 Public Accounts   37

Summary Financial Statements

Summary Statement of Operations
For the Year Ended March 31, 2014
(thousands of dollars)

		2014	2013
	Budget1	Actual	Actual

Revenue
Taxation	6,613,800	6,550,674	6,192,800
Non-renewable resources	2,670,600	2,520,964	2,515,869
Other own-source revenue	2,079,200	2,271,945	2,179,371
Transfers from the federal government	1,955,000	2,022,199	2,314,671
Net income from government business enterprises (schedule 3)	860,700	1,052,179	1,119,836
Total Revenue (schedule 12)	14,179,300	14,417,961	14,322,547
Expense
Agriculture	830,200	520,489	1,107,553
Community development	552,800	537,799	553,624
Debt charges (schedule 14)	599,500	580,072	642,775
Economic development	322,300	343,555	323,944
Education	3,498,100	3,568,643	3,364,958
Environment and natural resources	230,300	231,084	221,093
Health	5,242,000	5,146,447	5,060,841
Protection of persons and property	603,100	661,630	724,978
Social services and assistance	1,119,600	1,142,121	1,071,831
Transportation	528,900	536,902	533,066
Other	502,700	560,353	680,436
Total Expense (schedule 13)	14,029,500	13,829,095	14,285,099
Surplus	149,800	588,866	37,448
1	Includes details of budgeted revenue and expense as presented in the 2014-15 Budget.

The accompanying notes and schedules are an integral part of these financial statements.

  38  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

Summary Statement of Accumulated Surplus
For the Year Ended March 31, 2014
(thousands of dollars)

		2014	2013
	Budget	Actual	Actual

Accumulated surplus, beginning of year	2,448,589	2,448,589	2,617,352
Adjustment to accumulated surplus (note 10)	-	(25,611)	(133,469)
Surplus	149,800	588,866	37,448
Other comprehensive income (loss) (schedule 3)	-	457,439	(72,742)
Accumulated Surplus, End of Year	2,598,389	3,469,283	2,448,589

Summary Statement of Change in Net Debt
For the Year Ended March 31, 2014
(thousands of dollars)

		2014	2013
	Budget	Actual	Actual

Surplus	149,800	588,866	37,448

Tangible Capital Assets
Acquisitions (schedule 11)	(1,243,000)	(1,064,880)	(1,038,061)
Amortization (schedule 11)	537,400	501,928	485,206
Proceeds on disposal	-	57,408	77,025
Write-downs (schedule 11)	-	1,934	187
Net gain on disposal	-	(12,921)	(58,020)
Net Acquisition of Tangible Capital Assets	(705,600)	(516,531)	(533,663)

Other Non-Financial Assets
Net (acquisition) use of prepaid expenses	-	(1,629)	1,475
Net acquisition of inventories held for consumption	-	(8,523)	(4,561)
Net Acquisition of Other Non-Financial Assets	-	(10,152)	(3,086)

Decrease (increase) in net debt	(555,800)	62,183	(499,301)
Net debt, beginning of year	(5,109,366)	(5,109,366)	(4,543,201)
Adjustment to accumulated surplus (note 10)	-	(25,611)	5,878
Other comprehensive income (loss) (schedule 3)	-	457,439	(72,742)
Net Debt, End of Year	(5,665,166)	(4,615,355)	(5,109,366)
The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan - 2013-14 Public Accounts   39

Summary Financial Statements

Summary Statement of Cash Flow
For the Year Ended March 31, 2014
(thousands of dollars)

	2014	2013

Operating Activities
Surplus	588,866	37,448
Non-cash items included in the surplus
Net income from government business enterprises (schedule 3)	(1,052,179)	(1,119,836)
Gain on sale of Information Services Corporation shares (note 11)	(141,243)	-
Other non-cash items included in the surplus (schedule 15)	391,749	308,434
Net change in non-cash operating activities (schedule15)	253,298	368,325
Adjustment for unrealized inter-organizational gain (schedule 3)	20,474	-
Dividends received from government business enterprises (schedule 3)	644,869	672,632
Dividends received from other investments	5,972	-
Cash Provided by Operating Activities	711,806	267,003
Capital Activities
Acquisition of tangible capital assets (schedule 11)	(1,064,880)	(1,038,061)
Proceeds on disposal of tangible capital assets	57,408	77,025
Cash Used for Capital Activities	(1,007,472)	(961,036)
Investing Activities
Net decrease (increase) in loans receivable	233,770	(386,545)
Net proceeds on sale of Information Services Corporation shares (note 11)	156,199	-
Net disposal of equity of Information Services Corporation (note 11)	(21,676)	-
Repayment of equity advances by government business enterprises	-	8,805
Acquisition of other investments	(673,358)	(723,387)
Disposition of other investments	816,053	799,927
Sinking fund contributions for general debt (schedule 9)	(51,601)	(51,114)
Sinking fund redemptions for general debt (schedule 9)	250,104	1,039,846
Cash Provided by Investing Activities	709,491	687,532
Financing Activities
Proceeds from public debt	497,712	656,281
Repayment of public debt	(676,713)	(1,134,640)
Net (decrease) increase in other liabilities	(62,310)	91,672
Cash Used for Financing Activities	(241,311)	(386,687)

Increase (decrease) in cash and temporary investments	172,514	(393,188)
Cash and temporary investments, beginning of year	1,814,961	2,228,622
Adjustment to accumulated surplus (note 10)	-	(20,473)
Cash and Temporary Investments, End of Year	1,987,475	1,814,961

The accompanying notes and schedules are an integral part of these financial statements.

  40  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements
As at March 31, 2014

1.	Significant Accounting Policies

Basis of accounting

These Summary financial statements are prepared in accordance with Canadian public sector accounting standards.

Government reporting entity

The government reporting entity consists of government service organizations, government business enterprises and government partnerships.

Government service organizations and government business enterprises represent organizations that are controlled by the Government.  Controlled organizations that are self-sufficient and have the financial and operating authority to sell goods and services to individuals and other organizations outside the government reporting entity as their principal activity are classified as government business enterprises.  All other controlled organizations are government service organizations.

A government partnership exists when the Government has entered into a contractual arrangement with one or more partners outside the government reporting entity where these partners share, on an equitable basis, the significant risks and benefits associated with operating the partnership.

A listing of the organizations included in the government reporting entity is provided in schedule 17.  Unless otherwise noted, the financial activities of all subsidiaries of these organizations have also been included.

Trust funds

Trust funds are administered but not controlled by the Government and, therefore, are excluded from the government reporting entity and are disclosed in note 9.

Method of consolidation

Government service organizations are consolidated after adjustment to a basis consistent with the accounting policies described in this note.  Significant inter-organizational balances and transactions are eliminated.  Government service organizations in which a non-controlling interest exists are proportionately consolidated.

Government business enterprises are accounted for by the modified equity method.  Using this method, the Government’s investment in government business enterprises, which is initially recorded at cost, is adjusted annually to include the Government’s proportionate share of net earnings or losses and certain other net equity changes of the government business enterprise without adjustment to conform with the accounting policies described in this note.  With the exception of dividends declared by March 31 and significant unrealized inter-organizational gains and losses, inter-organizational balances and transactions are not eliminated.

Government partnerships are proportionately consolidated after adjustment to a basis consistent with the accounting policies described in this note and are disclosed in note 8.  Significant inter-organizational balances and transactions are eliminated.

Financial results of government organizations with fiscal year-ends other than March 31 are adjusted for transactions occurring before March 31 that have a significant impact on these financial statements.

Specific accounting policies

Financial assets

Financial assets are assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations.

Temporary investments are recorded at the lower of cost or market.

Inventories held for resale are valued at the lower of cost and net realizable value.

Deferred charges include issue costs and net discounts or premiums incurred on the issue of debt and related derivative instruments.  They are recorded at cost and amortized on a straight-line basis over the remaining life of the debt issue.

Government of Saskatchewan - 2013-14 Public Accounts   41

Summary Financial Statements

Notes to the Summary Financial Statements

1.	Significant Accounting Policies (continued)

Loans receivable are initially recorded at cost.  Where there has been a loss in value that is other than a temporary decline, the loan is written down to recognize the loss.  Interest is recognized on the accrual basis; when collection is uncertain, it is recorded on the cash basis.

Other investments are accounted for by various methods as described below and are written down to market value when there is evidence of a permanent decline in value.

Equities are investments in shares of private or public companies.  Investments that are subject to significant influence and the Government has less than a controlling interest are accounted for by the modified equity method.  Using this method, the Government’s investment, which is initially recorded at cost, is adjusted annually for the Government’s share of the investees’ net earnings or losses and is reduced by dividends and partnership distributions received from these investments.  Investments that are not subject to significant influence are recorded at cost; dividends from these shares are recorded as income when receivable.

Pooled investment funds are recorded at market value.

All other investments are recorded at amortized cost.

Liabilities

Liabilities are present obligations to individuals and organizations outside the government reporting entity as a result of transactions and events occurring prior to year-end, which will be satisfied in the future through the transfer or use of assets or another form of economic settlement.  Contingencies, including loss provisions on guaranteed debt, are recorded when it is likely that a liability exists and the amount can be reasonably estimated.

Liabilities consist of obligations to provide retirement and other future benefits to employees, to repay borrowings, to provide authorized transfers where eligibility criteria are met, to pay for goods and services acquired prior to year-end and to deliver goods or services in the future where payment has been received.

Accounts payable and accrued liabilities include obligations for other employee future benefits.  The Government recognizes the cost of accumulating benefits in the periods the employees provide service.

Public debt is recorded at par, and is comprised of:

•	general debt, which is debt issued by government service organizations and includes issued amounts subsequently transferred to government business enterprises; and
•	government business enterprise specific debt, which is debt issued by, or specifically on behalf of, government business enterprises.

On the Statement of Financial Position public debt includes only general debt.  Government business enterprise specific debt is listed separately on schedule 8.

Certain debenture issues require contributions to a sinking fund.  These obligations are recorded at principal less sinking fund balances where applicable.  Premiums and discounts on long-term investments within these sinking funds are amortized on a constant yield basis.

Debt issues and sinking fund investments held in foreign currencies are converted to the Canadian dollar equivalent at the exchange rate in effect at March 31.

Premiums, discounts and issue costs are recorded as deferred charges.

Unamortized foreign exchange gain includes unrealized foreign exchange gains and losses resulting from the conversion of debentures due and sinking funds held in a foreign currency to the Canadian dollar equivalent at the exchange rate in effect at March 31.  Unrealized foreign exchange gains and losses are amortized on a straight-line basis over the remaining life of the debt issue. Realized foreign exchange gains and losses are included in the surplus or deficit.

Pension liabilities are calculated using the projected benefit method prorated on services, except as otherwise disclosed in note 5.  Pension fund assets are valued at market-related values.  Changes in the pension liabilities that result from estimation adjustments due to experience gains and losses and changes in actuarial assumptions are amortized on a straight-line basis over the expected average remaining service life of the related employee group.  Gains or losses resulting from plan amendments are recognized in the period of the plan amendment.

  42  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

1.	Significant Accounting Policies (continued)

Non-financial assets

Non-financial assets are acquired, constructed or developed assets that do not normally provide resources to discharge existing liabilities, but instead are normally employed to deliver government services, may be consumed and are not for sale in the normal course of operations.

Inventories held for consumption are recorded at cost and are expensed as they are consumed.

Tangible capital assets are recorded at cost and include all amounts directly attributable to the acquisition, construction, development or betterment of the asset.  Tangible capital assets are generally amortized on a straight-line basis over the estimated useful life of each asset.

Revenue

Revenues are recorded on the accrual basis.  For corporate and individual income taxes, cash received from the federal government provides the best estimate and is used as the basis for recording the tax revenue.  Government transfers are recognized as revenue in the period during which the transfer is authorized and eligibility criteria are met.

Expense

Expenses are recorded on the accrual basis.  Government transfers are recognized as expenses in the period during which the transfer is authorized and eligibility criteria are met.

Future changes in accounting policies

A number of new standards and amendments to standards issued by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants are not yet effective and have not been applied in preparing these financial statements.  The following standards for governments will become effective as follows:

PS 3260 Liability for Contaminated Sites (effective April 1, 2014), a new standard providing guidance on the recognition, measurement and disclosure of liabilities for the remediation of contaminated sites.

PS 3450 Financial Instruments (effective April 1, 2016), a new standard establishing guidance on the recognition, measurement, presentation and disclosure of financial instruments, including derivatives.

PS 2601 Foreign Currency Translation (effective April 1, 2016), replaces PS 2600 with revised guidance on the recognition, presentation and disclosure of transactions that are denominated in a foreign currency.

PS 1201 Financial Statement Presentation (effective in the period PS 3450 and PS 2601 are adopted), replaces PS 1200 with revised general reporting principles and standards of presentation and disclosure in government financial statements.

PS 3041 Portfolio Investments (effective in the period PS 3450, PS 2601 and PS 1201 are adopted), replaces PS 3040 with revised guidance on accounting for, and presentation and disclosure of, portfolio investments.

The Government plans to adopt these new and amended standards on the effective date and is currently analyzing the impact this will have on these financial statements.

With respect to the Liability for Contaminated Sites standard, a number of contaminated sites have been identified and work is underway to estimate the amount of the Government’s liability. The majority of the identified contaminated sites relate to abandoned uranium and other mines.  The liability associated with the Gunnar uranium mine and mill site is expected to be significant.  The Government plans to record the contaminated sites liability retroactively without restatement in 2015.

Government of Saskatchewan - 2013-14 Public Accounts   43

Summary Financial Statements

Notes to the Summary Financial Statements

2.	Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recognized or disclosed in financial statements is known as measurement uncertainty.  Such uncertainty exists when there is a variance between the recognized or disclosed amount and another reasonably possible amount.

Measurement uncertainty, disclosed in aggregate for government service organizations and government business enterprises that may be material to these financial statements exists:

•
in pension obligations of $7,312.3 million (2013 - $7,364.3 million), insurance claim obligations of $2,968.6 million (2013 - $2,749.4 million - restated) and environmental obligations of $317.5 million (2013 - $267.0 million) because actual experience may differ significantly from actuarial or historical estimations and assumptions;

•	in corporate and individual income taxation revenue of $3,487.2 million (2013 - $3,244.5 million) because final tax assessments may differ from initial estimates on which cash payments are based;
•	in oil and natural gas non-renewable resource revenue of $1,530.3 million (2013 - $1,295.2 million) because of price and production sensitivities in the royalty revenue structures;
•
in resource surcharge non-renewable resource revenue of $436.9 million (2013 - $627.7 million) because the final valuation of resource sales may differ from initial estimates on which installments are based;

•	in potash non-renewable resource revenue of $346.0 million (2013 - $364.5 million) because actual operating profits may differ from initial estimates;
•
in the Canada Health Transfer and Canada Social Transfer revenue of $1,349.2 million (2013 - $1,300.4 million) because of changes in economic and demographic conditions in the Province and the country;

•	in the Provincial Disaster Assistance Program receivable of $210.4 million (2013 - $373.5 million) because actual settlement payments may differ from initial estimates;
•	in unbilled utility revenue of $141.3 million (2013 - $116.4 million) because actual usage may differ from estimated usage; and
•	in agricultural income stability program obligations of $122.8 million (2013 - $247.3 million) because historical production margins may differ from actual experience.

While best estimates are used for reporting items subject to measurement uncertainty, it is reasonably possible that changes in future conditions, occurring within one fiscal year, could require a material change in the amounts recognized or disclosed.

3.	Cash and Temporary Investments

Temporary investments are $741.3 million (2013 - $801.6 million) and mature in less than one year.  Due to the short-term nature of these investments, market value approximates cost.  Cash and temporary investments includes $159.0 million (2013 - $106.5 million) restricted as a result of agreements with external parties.

  44  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

4.	Risk Management of Public Debt

The Government borrows funds in both domestic and foreign capital markets by issuing Government of Saskatchewan securities.  As a result, the Government is exposed to four types of risk: interest rate risk, foreign exchange rate risk, credit risk and liquidity risk.

To manage these risks, the Government maintains a preference for fixed rate Canadian dollar denominated debt.  Where market conditions dictate that other forms of debt are more attractive, the Government seeks opportunities to use derivative financial instruments to reduce these risks.  A derivative financial instrument is a contract, the value of which is based on the performance of an underlying financial asset, index or other investment.

Interest rate risk is the risk that the Government’s debt charges will increase due to changes in interest rates.  This risk is managed by issuing debt securities at predominantly fixed rates of interest rather than at floating rates of interest.

Floating rate debt is defined as the sum of floating rate debentures, short-term promissory notes, fixed rate debt maturing within one year and Saskatchewan Savings Bonds.  The Government seeks opportunities to effectively convert floating rate debt into fixed rate debt through the use of interest rate swaps. The Government has interest rate swaps on a notional value of debt of $69.8 million (2013 - $74.3 million).  At March 31, 2014, 80.7 per cent (2013 - 80.5 per cent) of the Government’s gross debt effectively carried a rate of interest that was fixed for greater than a one-year period.

Public debt includes floating rate debt of $2,414.7 million (2013 - $2,204.8 million).  A one percentage point increase in interest rates would have decreased the surplus by $24.1 million.

Foreign exchange rate risk is the risk that the Government’s debt charges will increase due to a decline in the value of the Canadian dollar relative to other currencies.  This risk is managed by maintaining a preference for issuing debt that is denominated in Canadian dollars.  Where debt has been issued in foreign currencies, the Government seeks opportunities to effectively convert it into Canadian dollar debt through the use of cross currency swaps.  At March 31, 2014, 98.0 per cent (2013 - 97.5 per cent) of the Government’s gross debt is effectively denominated in Canadian dollars.  A one cent change in the value of the U.S. dollar compared to the Canadian dollar from the March 31, 2014 level would have an insignificant effect on debt and debt servicing costs.

The following foreign denominated items have been hedged to Canadian dollars using cross currency swaps:

•	debentures totalling 575.0 million U.S. dollars (2013 - 825.0 million) fully hedged to $725.3 million Canadian (2013 - $1,051.1 million);
•	debentures totalling 300.0 million Swiss francs (2013 - 300.0 million) fully hedged to $274.7 million Canadian (2013 - $274.7 million); and
•	interest payments on debentures of 225.0 million U.S. dollars (2013 - 275.0 million) hedged to Canadian dollars at an exchange rate of 1.2172 (2013 - 1.2325).

In total, the Government has cross currency swaps on a notional value of debt of $1,548.5 million (2013 - $1,939.3 million).  The effectiveness of these hedges is assessed on an ongoing basis by monitoring the credit ratings of the counterparties to the hedges.

Credit risk is the risk that a loss may occur from the failure of another party to meet its obligations.  For derivative financial instrument contracts this risk is managed by dealing only with counterparties that have good credit ratings and by establishing limits on individual counterparty exposures and monitoring those exposures on a regular basis.  At March 31, 2014, 100 per cent (2013 - 100 per cent) of the Government’s counterparties held a Standard and Poor’s credit rating of A or better.

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term.  This risk is managed by distributing debt maturities over many years, maintaining sinking funds on long-term debt issues and maintaining adequate cash reserves and short-term borrowing programs as contingent sources of liquidity.

Government of Saskatchewan - 2013-14 Public Accounts   45

Summary Financial Statements

Notes to the Summary Financial Statements

5.	Retirement Benefits

The Government sponsors several defined benefit and defined contribution pension plans.  The Government also participates in a joint defined benefit pension plan.

Defined benefit plans provide benefits based on length of service and pensionable earnings.  A typical defined benefit plan provides pensions equal to 2.0 per cent of a member’s average five years highest salary, multiplied by the years of service to a maximum of 35 years.  Members contribute a percentage of salary, which may vary based on age, to their plan.  Pensions and contribution rates are integrated with the Canada Pension Plan.

Actuarial valuations are performed at least triennially.  When a valuation is not done in the current fiscal year an actuary extrapolates the most recent valuation.  Valuations and extrapolations are based on a number of assumptions about future events, such as inflation rates, interest rates, wage and salary increases and employee turnover and mortality.  These assumptions reflect estimates of expected long-term rates and short-term forecasts.  Estimates vary based on the individual plan.

The accrued benefit obligation is determined using the projected benefit method prorated on services.  Pension fund assets are valued at market related values based on the actual market values averaged over a four-year period.  In the periods between valuations, the actuary estimates the market related value of pension fund assets using expected long-term rates of return for the individual plans.

Joint defined benefit plans are governed by a formal agreement between the joint sponsors (i.e., employer and plan members), which establishes that the joint sponsors have shared control over the plan.  Funding contributions are shared mutually between the employer and plan members.  The sponsors share, on an equitable basis, the significant risks of each plan.  Accordingly, the Government accounts for only its portion of the plan.  Plan assets and surpluses are restricted for member benefits or certain other purposes set out in the agreement.  Plan benefits are determined on the same basis as defined benefit plans.

The accrued benefit obligation is determined using the projected accrued benefit actuarial cost method.  Pension fund assets are valued at market related values by averaging the difference between the net investment income on a market value basis and the expected investment income determined by the actuary, over a five-year period.

Defined contribution plans provide pensions based on accumulated contributions and investment earnings.  Employees contribute a percentage of salary.  The Government provides contributions at specified rates for employee current service.

Pension fund assets of government sponsored defined benefit and defined contribution plans are invested in fixed income securities, equities, real estate, pooled investment funds and short-term monetary items.  The investment in Government of Saskatchewan securities is insignificant for all plans.

Government service organizations

Defined benefit plans and joint defined benefit plan

The two main defined benefit plans are the Teachers’ Superannuation Plan (TSP) and the Public Service Superannuation Plan (PSSP).  Other plans include Judges of the Provincial Court Superannuation Plan (Judges), Saskatchewan Transportation Company Employees Superannuation Plan, Anti-TB League Employees Superannuation Plan, and the Pension Plan for the Non-Teaching Employees of the Saskatoon School Division No. 13 (PPNTE).  Defined benefits are also payable to members of the former Members of the Legislative Assembly Superannuation Fund (MLA).

The Government is required to match member current service contributions for all plans except the PSSP, Judges and PPNTE.  Funding contributions are required for the PPNTE.  Separate pension funds are maintained for all plans except the PSSP and the MLA, for which member contributions are received and pension obligations are paid directly by the Government.

The Government also participates in the Saskatchewan Healthcare Employees’ Pension Plan (SHEPP), a joint defined benefit plan for employees of the Regional Health Authorities.  The Government contributes to the plan at the ratio of 1.12 to 1 of employee contributions.  Any actuarially determined deficiency is the responsibility of participating employers and employees in the ratio of 1.12 to 1.  The Government’s participating employer contributions for the SHEPP represents approximately 90 per cent of the total employer contributions to the plan.

  46  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

5.	Retirement Benefits (continued)

Information on the defined benefit plans and the joint defined benefit plan of government service organizations is as follows:
					2014	2013
	TSP	PSSP	Others	SHEPP	Total	Total

Plan status	closed	closed	closed 1	open	n/a	n/a
Member contribution rate (percentage of salary)	7.85	7.00-9.002	5.00-9.002	7.70-10.00	n/a	n/a
Number of active members	748	206	953	35,529	37,436	37,207
Average age of active members (years)	59.9	60.3	47.5	46.2	46.6	45.1
Number of former members entitled to deferred
pension benefits	4,103	21	168	1,619	5,911	6,054
Number of superannuates and surviving spouses	11,497	5,536	504	13,603	31,140	30,334
Actuarial valuation date	June 30/13	Dec. 31/11	Various	Dec. 31/10	n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	3.50	3.50	3.50	3.50	n/a	n/a
Expected rate of return on plan assets (percentage)	4.85	n/a	5.50-5.95	7.25	n/a	n/a
Discount rate (percentage)	3.60	3.50	3.10-5.95	7.25	n/a	n/a
Inflation rate (percentage)	2.50	2.50	2.50	2.50	n/a	n/a
Expected average remaining service life (years)	2.8	0.3	0.9-12.0	11.4	n/a	n/a
Post-retirement index (percentage of annual
increase in Consumer Price Index)	80	70	0-75	Ad hoc	n/a	n/a
1		Judges and PPNTE are open to new membership; all other plans are closed.
2		Contribution rate varies based on age upon joining the plan.

Defined contribution plans

The two main multi-employer defined contribution plans sponsored by the Government are the Public Employees Pension Plan (PEPP) and the Capital Pension Plan (Capital).  The Government provides contributions to the plans at specified rates for employee current service.  The Government also contributes to the Saskatchewan Teachers’ Retirement Plan (STRP) which is sponsored by the Saskatchewan Teachers’ Federation, as well as the Municipal Employees’ Pension Plan (MEPP) and the Regina Civic Employees’ Superannuation and Benefit Plan (RCESP).  The Government has fully funded its share of contributions to the defined contribution plans.

Information on the defined contribution plans of government service organizations is as follows:
		2014						2013

		Government Sponsored
		PEPP	Capital	STRP 1	MEPP 2	RCESP 3	Total	Total

Plan status		open	open	open	open	open	n/a	n/a
Member contribution rate (percentage of salary)		5.00-9.004	5.00-7.504	7.80-10.00	8.15	8.42-13.96	n/a	n/a
Government contribution rate (percentage of salary)		5.00-9.514	5.50-7.504	7.00-9.00	8.15	8.42-13.96	n/a	n/a
Government service organization participation
	Number of active members	15,969	666	14,871	9,712	2,086	43,304	42,637
	Member contributions (thousands of dollars)	75,806	2,632	81,581	21,620	11,908	193,547	185,810
	Government contributions (thousands of dollars)	80,810	3,229	71,775	21,620	12,190	189,624	188,408
1
Teachers employed by Boards of Education after July 1, 1980 participate in the STRP, a contributory defined benefit pension plan.  The Government contributes an amount which is set through provincial negotiations.

2
Certain employees of Boards of Education and Regional Colleges participate in the MEPP, a multi-employer defined benefit plan.  All costs, including costs of any actuarially determined deficiency, are equally shared by the employees and employers.  At December 31, 2013, audited financial statements for the MEPP reported an accrued benefit obligation of $1,472.0 million (2012 - $1,394.3 million) and pension fund assets at market value of $1,658.3 million (2012 - $1,534.9 million - restated).

3
Certain employees of a Regional Health Authority and a Board of Education participate in the RCESP, a multi-employer defined benefit plan.  All costs, including costs of any actuarially determined deficiency, are equally shared by the employees and employers.  At December 31, 2013, audited financial statements for the RCESP reported an accrued benefit obligation of $1,228.1 million (2012 - $1,243.0 million) and pension fund assets at market value of $1,110.2 million (2012 - $991.5 million).

4	Contribution rate varies based on employee group.

Government of Saskatchewan - 2013-14 Public Accounts   47

Summary Financial Statements

Notes to the Summary Financial Statements

5.	Retirement Benefits (continued)

Pension expense

Pension expense for government service organizations is primarily allocated to education expense, health expense and other expense.  Pension interest expense is included in debt charges.  The total pension expense of government service organizations includes the following:
(thousands of dollars)	2014	2013

Defined benefit plans
Current period benefit cost	34,171	37,006
Amortization of estimation adjustments	476,522	510,919
Employee contributions	(8,167)	(7,652)
Cost of financing unfunded pension obligation (pension interest expense)	244,891	247,606
Pension expense, defined benefit plans	747,417	787,879
Other plans
Pension expense, joint defined benefit plan	35,004	149,035
Pension expense, defined contribution plans	189,624	188,408
Total Pension Expense	972,045	1,125,322

Government business enterprises

Defined benefit plans

There are additional employee pension plans of government business enterprises which are accounted for in the investment in government business enterprises.  The two main defined benefit plans of government business enterprises are the Power Corporation Superannuation Plan (SaskPower) and the Saskatchewan Telecommunications Pension Plan (SaskTel).  Other plans include the Saskatchewan Government Insurance Superannuation Plan, the Liquor Board Superannuation Plan, and the Pension Plan for the Employees of the Saskatchewan Workers’ Compensation Board (WCB).

The Government contributes the amount necessary to fund the payment of pension benefits.

Information on the defined benefit plans of government business enterprises is as follows:
	2014				2013
	SaskPower	SaskTel	Others	Total	Total

Plan status	closed	closed	closed	n/a	n/a
Number of active members	100	57	18	175	228
Number of former members, superannuates and surviving spouses	1,840	2,042	417	4,299	4,328
Member contributions (thousands of dollars)	3	-	17	20	187
Government contributions (thousands of dollars)	4	-	3,739	3,743	3,754
Benefits paid (thousands of dollars)	60,954	68,308	9,338	138,600	136,299
Actuarial valuation date	Sept. 30/13	Dec.31/10	Various	n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	2.00	3.00	2.50-3.50	n/a	n/a
Discount rate (percentage)	4.50	4.60	4.10-4.50	n/a	n/a
Inflation rate (percentage)	2.00	2.50	2.50	n/a	n/a
Post-retirement index (percentage of annual increase in
Consumer Price Index)	70	100	0-70	n/a	n/a

  48  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

5.	Retirement Benefits (continued)

Based on the latest actuarial valuation with extrapolations to December 31, 2013, the present value of accrued pension benefits and the market value of pension fund assets are shown in the table below:
(thousands of dollars)	2014				2013
	SaskPower	SaskTel	Others	Total	Total

Accrued benefit obligation	893,617	1,057,701	129,485	2,080,803	2,357,750
Fair value of plan assets	790,596	983,118	79,368	1,853,082	1,762,209
Plan deficit	103,021	74,583	50,117	227,721	595,541
Unamortized amounts1	-	-	-	-	(5,687)
Pension Liabilities	103,021	74,583	50,117	227,721	589,854
1	During 2013-14, government business enterprises adopted amendments to the International Financial Reporting Standard IAS 19, Employee Benefits. As a result, the deferral of actuarial gains and losses on employee benefits is no longer allowed. Comparative figures have not been restated.

Defined contribution plans

Information on the defined contribution plans of government business enterprises is as follows:
	2014			2013
	PEPP	Capital	Total	Total

Plan status	open	open	n/a	n/a
Member contribution rate (percentage of salary)1	4.25-7.25	4.00-5.50	n/a	n/a
Government contribution rate (percentage of salary)1	6.00-7.25	6.00-8.00	n/a	n/a
Government business enterprise participation
Number of active members	9,528	2,713	12,241	12,117
Government contributions (thousands of dollars)	48,246	9,354	57,600	52,500
1	Contribution rate varies based on employee group.

Pension expense

Pension expense for government business enterprises are included in income from government business enterprises.  The total pension expense of government business enterprises includes the following:
(thousands of dollars)	2014	2013

Pension Expense
Defined benefit plans1	23,668	(6,700)
Defined contribution plans	57,600	52,500
Total Pension Expense	81,268	45,800

Net (gain) loss included in Other Comprehensive Income1	(387,725)	71,900
1
During 2013-14, government business enterprises adopted amendments to the International Financial Reporting Standard IAS19, Employee Benefits.  For defined benefit plans, re-measurements are recognized immediately in other comprehensive income and all current service costs and interest income or expense is recognized immediately in net earnings.  Interest income or expense is calculated by applying the discount rate to the net accrued benefit obligation or asset.  Comparative figures have not been restated.

Government of Saskatchewan - 2013-14 Public Accounts   49

Summary Financial Statements

Notes to the Summary Financial Statements

6.	Contingencies

Guaranteed debt

The Government has guaranteed the debt of others of $15.6 million (2013 - $18.7 million).

Guarantees include $14.7 million (2013 - $17.5 million) provided to lenders who make loans to breeder and feeder production associations under The Farm Financial Stability Act.  These guarantees are net of a recorded loss provision of $0.5 million (2013 - $0.1 million).

Lawsuits

The Government is involved in various legal actions, the outcome of which is not determinable.  Up to $359.6 million may be paid depending on the outcome of lawsuits in progress.  The lawsuits in progress include aboriginal land claims, claims for damages to persons and property and disputes of taxes and funding.

7.	Contractual Obligations

The Government has the following contractual obligations:
(millions of dollars)	2015	2016	2017	2018	2019	Thereafter	Total

Government Service Organizations
Construction and acquisition of tangible capital assets	538,512	64,963	18,149	2,289	2,289	-	626,202
Leases
Operating	70,103	59,588	48,276	41,369	31,236	33,739	284,311
Capital1	12,570	10,408	7,722	6,764	7,694	71,136	116,294
Housing subsidies, transfers and loans	137,471	43,077	12,522	12,470	12,283	-	217,823
Computer service agreements	108,299	42,602	23,781	12,496	342	-	187,520
Research and development	25,337	23,586	17,262	14,962	7,481	2,038	90,666
Beverage container collection and recycling programs	23,724	25,266	-	-	-	-	48,990
Economic growth projects	7,895	7,895	2,815	1,515	1,515	16,355	37,990
Other transfers
Capital	64,389	31,640	8,246	5,246	-	-	109,521
Operating	166,879	85,051	1,240	-	-	-	253,170
Other	26,894	19,274	13,382	5,784	5,234	-	70,568
	1,182,073	413,350	153,395	102,895	68,074	123,268	2,043,055

Government Business Enterprises
Leases
Capital1	165,947	169,376	172,872	176,463	180,112	2,636,104	3,500,874
Operating	12,532	10,752	9,168	7,630	6,346	15,643	62,071
Forward purchase contracts
Coal	132,683	200,094	149,651	153,336	156,514	952,667	1,744,945
Natural gas	82,516	95,001	89,492	88,933	82,651	253,041	691,634
Power	82,005	24,522	15,222	6,078	3,030	6,059	136,916
Construction, acquisition and maintenance of capital assets	1,288,085	220,649	91,437	21,362	5,463	11,842	1,638,838
Other	152,985	116,863	114,691	3,125	3,504	26,164	417,332
	1,916,753	837,257	642,533	456,927	437,620	3,901,520	8,192,610
Total Contractual Obligations	3,098,826	1,250,607	795,928	559,822	505,694	4,024,788	10,235,665
1		These financial statements report capital lease obligations of $1,202.2 million including:
•	$1,143.1 million for government business enterprises representing aggregate payments of $3,500.9 million (reported above) net of interest and executory costs of $2,357.8 million; and
•	$59.1 million (schedule 6) for government service organizations representing aggregate payments of $116.3 million (reported above) net of interest and executory costs of $57.2 million.

  50  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

8.	Governmnent Partnerships

The Government has entered into various contractual arrangements with parties outside the government reporting entity resulting in shared control of certain organizations.

The Government’s holdings in government partnerships include:

•	shared control of Battlefords First Nations Joint Board of Education, which operates Sakewew High School in North Battleford;
•	a 33.3 per cent interest in Foragen Technologies Limited Partnership, a venture capital fund which provides seed capital to technology corporations;
•	shared control of Prairie Diagnostic Services Inc., which provides veterinary diagnostic services to veterinary and livestock industries in the Province; and
•	a 45.5 per cent interest in Saskatchewan Entrepreneurial Fund Joint Venture, which assists with the development and growth of small business in the Province.

The Government’s proportionate share of government partnerships is as follows:
(thousands of dollars)	2014	2013

Financial assets	7,666	8,370
Liabilities	1,079	897
Net assets	6,587	7,473
Non-financial assets	801	547
Accumulated Surplus	7,388	8,020

Revenue	4,777	9,711
Expense	4,441	5,166
Surplus	336	4,545
Accumulated partnership losses, beginning of year	(3,509)	(148)
Sale of partnership1	-	(7,906)
Accumulated partnership losses, end of year	(3,173)	(3,509)
Equity advances from government organizations	10,561	11,529
Accumulated Surplus	7,388	8,020
1	During 2012-13, the Government sold its 60.0 per cent interest in Apex Investment Limited Partnership.

Government of Saskatchewan - 2013-14 Public Accounts   51

Summary Financial Statements

Notes to the Summary Financial Statements

9.	Trust Funds

Trust fund assets held and administered by the Government are as follows:
(thousands of dollars)		2014	2013

Pension plans		12,332,065	11,168,595
Employee benefit plans		421,241	357,280
Public Guardian and Trustee of Saskatchewan		208,202	177,922
Saskatchewan Pension Annuity Fund		191,129	193,985
Other		66,847	61,674
Total Trust Fund Assets1		13,219,484	11,959,456
1	Amounts are based on the latest financial statements of the funds closest to March 31, 2014, where available.

10.	Adjustment to Accumulated Surplus

During 2013-14, the accumulated surplus was reduced by $25.6 million.  Government business enterprises adopted amendments to International Financial Reporting Standards resulting in a decrease in investment in government business enterprises of $7.2 million and a corresponding decrease in the opening accumulated surplus.  Additionally, government business enterprises recorded prior period adjustments resulting in a $18.4 million decrease in investment in government business enterprises and a corresponding decrease in opening accumulated surplus.  The comparative figures have not been restated.  The net impact of these changes on the opening balances reported in government business enterprise financial statements was a $47.5 million decrease in total assets, a $21.9 million decrease in total liabilities, a $326.0 million increase in retained earnings, beginning of year and a $351.6 million decrease in accumulated other comprehensive income (loss), beginning of year.

During 2012-13, the accumulated surplus was reduced by $133.5 million.  Saskatchewan Water Corporation was reclassified from a government service organization to a government business enterprise, resulting in a decrease to opening accumulated surplus of $27.8 million.  In addition, a liability for an accumulated sick leave benefit obligation was reported, resulting in a decrease to opening accumulated surplus of $105.7 million.

These financial statements were adjusted as follows at April 1:
(thousands of dollars)
	Increase (Decrease)
	2013	2012	1
Financial assets
Cash and temporary investments	-	(20,473)
Investment in government business enterprises	(25,611)	39,167
Other financial assets	-	6,324
Liabilities	-	19,140
Net debt	25,611	(5,878)
Non-financial assets
Tangible capital assets	-	(138,951)
Other non-financial assets	-	(396)
Accumulated Surplus	(25,611)	(133,469)
1 Includes an adjustment to non-cash operating activities of $69.5 million (schedule 15).

  52  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

11.	Information Services Corporation of Saskatchewan

Pursuant to The Information Services Corporation Act, effective May 30, 2013, the Information Services Corporation of Saskatchewan was continued under The Business Corporations Act as Information Services Corporation (ISC) and 17,500,000 voting shares in ISC (100.0 per cent) were issued to the Government.  In July 2013, the Government sold 12,075,000 (69.0 per cent) of the shares for net proceeds of $156.2 million, realizing a gain on sale of $141.2 million.  As a result of the sale, the Government no longer controls ISC and, accordingly, its financial activities subsequent to the date of sale have not been included in these financial statements.  The Government’s investment in ISC is now recorded in other investments.

12.	Comparative Figures

Certain 2013 comparative figures have been reclassified to conform with the current year’s presentation.

Government of Saskatchewan - 2013-14 Public Accounts   53

Summary Financial Statements

Accounts Receivable	Schedule 1
As at March 31, 2014
(thousands of dollars)

	2014	2013

Taxation	433,199	429,458
Non-renewable resources	352,193	248,613
Other own-source revenue	521,252	512,713
Transfers from the federal government	383,287	601,933
	1,689,931	1,792,717
Provision for loss	(111,559)	(102,342)
Total Accounts Receivable	1,578,372	1,690,375

Loans Receivable	Schedule 2
As at March 31, 2014
(thousands of dollars)

	2014	2013

Government business enterprises	578,213	815,976
Student loans	143,447	137,838
Affordable housing loans	54,438	41,892
Other	25,988	40,150
	802,086	1,035,856
Provision for loss	(70,742)	(71,719)
Total Loans Receivable	731,344	964,137

Government Business Enterprises

Loans to government business enterprises are presented net of government business enterprise specific debt of $5.7 billion (2013 - $4.5 billion).

SaskEnergy Incorporated (SaskEnergy)

The Government has $183.0 million (2013 - $415.0 million) in loans receivable from SaskEnergy.  Of this, $120.0 million (2013 - $170.0 million) is repayable over terms not exceeding 26 years and bears interest at rates between 4.5 and 4.8 per cent (2013 - 4.5 and 4.9 per cent).  The remaining $63.0 million (2013 - $245.0 million) is repayable on demand at a floating rate of interest.  The loans are recorded net of $7.1 million (2013 - $7.9 million) for SaskEnergy’s equity in sinking funds administered by the Government.

Saskatchewan Telecommunications Holding Corporation (SaskTel)

The Government has $158.4 million (2013 - $157.0 million) in loans receivable from SaskTel repayable on demand at a floating rate of interest.

Municipal Financing Corporation of Saskatchewan (MFC)

The Government has $128.0 million (2013 - $15.3 million) in loans receivable from MFC.  Of this, $100.0 million (2013 - nil) is repayable over terms not exceeding 31 years and bears interest at 3.9 per cent.  The remaining $28.0 million (2013 - $15.3 million) is repayable on demand at a floating rate of interest.

  54  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

Loans Receivable (continued)	Schedule 2

Saskatchewan Power Corporation (SaskPower)

The Government has $100.0 million (2013 - $100.0 million) in loans receivable from SaskPower repayable over 26 years and bearing interest at 4.8 per cent (2013 - 4.8 per cent).  The loans are recorded net of $5.9 million (2013 - $4.7 million) for SaskPower’s equity in sinking funds administered by the Government.

Other government business enterprise loans

The Government has $21.8 million (2013 - $141.3 million) in loans receivable from other government business enterprises.  The loans are repayable on demand at a floating rate of interest.

Student Loans

The program operates under the authority of The Student Assistance and Student Aid Fund Act, 1985.  Loans are interest free until the discontinuance of full-time studies or graduation.  Interest rates are prescribed by the Government and range between 3.0 and 6.8 per cent (2013 - 3.0 and 7.3 per cent).  Student bursaries, study grants and other varieties of loan forgiveness are available to students who meet specific criteria.

The administration and delivery of the federal and provincial student loans programs is integrated.  The Government approves applications for both provincial and federal loans.  External agencies are contracted to disburse, administer and collect loans, and the federal government is responsible for collection of loans in default.

Student loans approved between August 1996 and July 2001 are lender financed, disbursed, managed and collected by a bank.  The Government retained responsibility for loan approval during this period and pays a risk premium of 5.0 per cent to the bank when loans become repayable.

A loss provision of $64.0 million (2013 - $63.6 million) has been recorded on these loans.

Affordable Housing Loans

Headstart on a home loan program

The Government holds $47.3 million (2013 - $34.3 million) in loans receivable from various builders and developers that are used to construct entry level housing units.  The loans are repayable at terms not exceeding 18 months and bear interest at 4.0 per cent (2013 - 4.0 per cent).

Other housing loans

The Government holds $7.1 million (2013 - $7.6 million) in loans receivable under various housing programs.  These loans are repayable at terms not exceeding 15 years and bear interest at rates between 2.2 and 7.2 per cent (2013 - 2.2 and 7.2 per cent).  A loss provision of $0.8 million (2013 - $0.9 million) has been recorded on these loans.

Other

The Government’s loan portfolio also consists of numerous other loans at various interest rates and maturities.  Security on the loans may include promissory notes or charges against residential property.  A loss provision of $5.9 million (2013 - $7.2 million) has been recorded on these loans.

Government of Saskatchewan - 2013-14 Public Accounts   55

Summary Financial Statements

Investment in Government Business Enterprises
As at March 31, 2014
(thousands of dollars)

	SaskEnergy	SaskPower	SaskTel	SaskWater	SGI

Assets
Cash and cash equivalents	67	(1,965)	24,365	4,232	42,608
Accounts receivable	147,583	269,913	135,264	21,268	194,985
Inventories	220,521	186,833	16,450	361	-
Prepaid expenses	-	11,691	18,542	494	83,448
Investments	-	41,699	2,952	-	763,916
Capital assets	1,681,510	7,641,341	1,451,465	185,088	32,835
Intangible assets	47,421	76,198	260,201	-	-
Sinking funds (schedule 8)	78,242	368,062	90,677	12,504	-
Other assets	32,153	8,705	9,690	-	2,963
Total Assets3	2,207,497	8,602,477	2,009,606	223,947	1,120,755
Liabilities
Accounts payable and accrued liabilities	122,627	472,493	168,738	13,816	72,291
Dividends payable to government organizations	9,923	-	30,402	-	9,925
Gross debt (schedule 8)	1,141,815	4,371,365	834,514	63,941	-
Unearned revenue	67,870	24,717	114,967	98,374	295,426
Provision for insurance claims	-	-	-	-	420,753
Other liabilities	120,795	1,510,874	95,569	2,082	27,406
Total Liabilities3	1,463,030	6,379,449	1,244,190	178,213	825,801
Net Assets (Debt)	744,467	2,223,028	765,416	45,734	294,954
Revenue
Operating	908,110	2,059,532	1,219,261	42,271	502,668
Investment income	-	2,577	1,845	37	58,672
Total Revenue3	908,110	2,062,109	1,221,106	42,308	561,340
Expense
Operating	784,104	1,657,655	1,091,949	36,383	198,977
Insurance claims	-	-	-	-	322,632
Debt charges4	45,083	290,657	39,052	2,425	839
Total Expense3	829,187	1,948,312	1,131,001	38,808	522,448
Net Income (Loss)	78,923	113,797	90,105	3,500	38,892
Retained earnings (deficit), beginning of year	623,603	1,204,222	328,857	33,516	200,991
Adjustment to retained earnings (deficit) (note 10)	1,743	142,907	169,390	21	5,991
Adjustment for unrealized inter-organizational gains	-	-	-	-	-
Dividends to government organizations	(30,443)	-	(81,095)	-	(25,592)
Transfer from accumulated other comprehensive income (loss)	-	-	-	-	-
Retained earnings (deficit), end of year	673,826	1,460,926	507,257	37,037	220,282
Accumulated other comprehensive income (loss), beginning of year	160	(6,041)	-	-	-
Adjustment to accumulated other comprehensive income (loss) (note 10)	(1,743)	(142,907)	(182,427)	(21)	(7,461)
Other comprehensive income (loss)	693	251,057	190,586	18	2,133
Transfer to retained earnings (deficit)	-	-	-	-	-
Accumulated other comprehensive income (loss), end of year	(890)	102,109	8,159	(3)	(5,328)
Equity advances from government organizations	71,531	659,993	250,000	8,700	80,000
Net Assets (Debt)	744,467	2,223,028	765,416	45,734	294,954
1		Net assets are restricted as disclosed on page 58.
2	Adjustments include:
	s	significant intervening period transactions; and
	s	elimination of unrealized inter-organizational gains and losses.
3
Total assets includes $719.3 million (2013 - $793.3 million) due from or invested in government organizations; total liabilities includes $6,636.4 million (2013 - $5,754.0 million) in gross debt owing to government organizations and $296.1 million (2013 - $284.1 million - restated) in accounts payable or services due from government organizations; total revenue includes $340.4 million (2013 - $318.5 million - restated) from government organizations; and total expense includes $613.8 million (2013 - $543.3 million - restated) paid and owing to government organizations.

4	Debt charges is reported net of sinking fund earnings. Interest in the amount of $301.8 million (2013 - $246.8 million) was paid and owing to government organizations.

  56  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

							Schedule 3

						2014	2013
Auto Fund1	WCB1	SLGA	SGC	MFC	Adjustments2	Total	Total

60,215	136,258	67,076	10,841	-	(51,828)	291,869	212,970
235,938	31,423	78,987	419	2,460	-	1,118,240	1,006,990
3,470	-	29,178	321	-	-	457,134	453,641
31,421	710	951	638	-	-	147,895	146,660
1,611,714	1,728,917	-	-	165,106	-	4,314,304	3,981,346
42,358	11,484	106,857	66,638	-	940	11,220,516	9,308,433
2,255	29,973	24,746	-	-	-	440,794	363,339
-	-	-	-	2,318	-	551,803	565,977
-	639	-	-	-	-	54,150	71,411
1,987,371	1,939,404	307,795	78,857	169,884	(50,888)	18,596,705	16,110,767

67,203	31,625	32,631	15,077	919	-	997,420	899,436
-	-	106,038	1,578	-	(51,828)	106,038	95,809
-	-	125,000	13,722	158,150	-	6,708,507	5,764,885
371,222	-	-	-	-	(37,867)	934,709	846,798
1,384,592	1,085,532	-	-	-	-	2,890,877	2,654,982
-	186,207	49,330	7,038	-	-	1,999,301	1,707,668
1,823,017	1,303,364	312,999	37,415	159,069	(89,695)	13,636,852	11,969,578
164,354	636,040	(5,204)	41,442	10,815	38,807	4,959,853	4,141,189

845,714	301,382	1,078,803	127,030	-	(4,355)	7,080,416	6,665,360
86,713	252,609	-	-	6,092	-	408,545	255,211
932,427	553,991	1,078,803	127,030	6,092	(4,355)	7,488,961	6,920,571

161,059	80,681	590,849	105,207	29	(967)	4,705,926	4,339,810
739,103	283,358	-	-	-	-	1,345,093	1,182,876
-	-	1,664	1,277	4,766	-	385,763	278,049
900,162	364,039	592,513	106,484	4,795	(967)	6,436,782	5,800,735
32,265	189,952	486,290	20,546	1,297	(3,388)	1,052,179	1,119,836
132,089	445,950	-	33,333	19,518	52,662	3,074,741	2,669,700
-	2,719	3,181	-	-	-	325,952	30,467
-	-	-	-	-	(20,474)	(20,474)	-
-	-	(491,302)	(16,437)	(10,000)	10,000	(644,869)	(672,632)
-	-	-	-	-	-	-	(72,630)
164,354	638,621	(1,831)	37,442	10,815	38,800	3,787,529	3,074,741
-	-	(1,902)	-	-	-	(7,783)	(7,671)
-	(8,406)	(8,598)	-	-	-	(351,563)	-
-	5,825	7,127	-	-	-	457,439	(72,742)
-	-	-	-	-	-	-	72,630
-	(2,581)	(3,373)	-	-	-	98,093	(7,783)
-	-	-	4,000	-	7	1,074,231	1,074,231
164,354	636,040	(5,204)	41,442	10,815	38,807	4,959,853	4,141,189

Government of Saskatchewan - 2013-14 Public Accounts   57

Summary Financial Statements

Investment in Government Business Enterprises (continued)	Schedule 3

The investment in government business enterprises is comprised of the Government’s equity in the entities listed below.  The financial statements of these entities are prepared in accordance with International Financial Reporting Standards.

SaskEnergy Incorporated (SaskEnergy)

SaskEnergy promotes, transports, stores and distributes natural gas in Saskatchewan.

Saskatchewan Power Corporation (SaskPower)

SaskPower generates, purchases, transmits, distributes and sells electricity and related products and services.

Saskatchewan Telecommunications Holding Corporation (SaskTel)

SaskTel markets and supplies a range of voice, data, internet, wireless, text, image, security and entertainment products, systems and services. Through interconnection agreements, SaskTel is part of the national and global communications network.

Saskatchewan Water Corporation (SaskWater)

SaskWater provides professional water and wastewater services to Saskatchewan communities as well as to industrial and commercial customers.

Saskatchewan Government Insurance (SGI) and Saskatchewan Auto Fund (Auto Fund)

SGI’s competitive general insurance business, SGI CANADA, offers a comprehensive line of home, tenant, farm, automobile extension and commercial coverages.

The Auto Fund, the provincial compulsory vehicle insurance program, is administered by SGI on behalf of the Government.  Any net assets of the Auto Fund are held on behalf of Saskatchewan’s motoring public and cannot be used for any other purpose.

Workers’ Compensation Board (Saskatchewan) (WCB)

WCB provides workers’ compensation insurance to Saskatchewan workers and employers.  Any net assets of the WCB cannot be used for any other purpose.

Liquor and Gaming Authority (SLGA)

SLGA’s mandate is to control the manufacturing and distribution of beverage alcohol throughout the Province, to oversee the licensing of all establishments selling alcohol in the Province and to maintain the integrity of all licensed gaming while ensuring maximum benefit to Saskatchewan charities.

To fulfill its mandate, SLGA operates retail liquor stores and video lottery terminals.  It also owns and manages all slot machines at Saskatchewan Indian Gaming Authority casinos.

Saskatchewan Gaming Corporation (SGC)

SGC manages and operates Casino Regina and Casino Moose Jaw.

Municipal Financing Corporation of Saskatchewan (MFC)

MFC assists municipalities in financing their capital requirements.

  58  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

Other Investments		Schedule 4
As at March 31, 2014
(thousands of dollars)

	2014	2013

Bonds and debentures	587,776	673,973
Pooled investment funds	121,846	103,387
Equities	35,826	45,573
Other	84,167	93,020
Total Other Investments	829,615	915,953

Bonds and Debentures

Bonds and debentures held by the Government have a market value of $589.7 million (2013 - $674.0 million - restated), and include securities of:
	2014	2013
		(Restated)
Corporations (coupon interest range 1.8% to 8.9%; maturing in 1.0 to 27.7 years)	262,192	259,998
Governments of other provinces (coupon interest range 1.4% to 5.7%; maturing in 1.1 to 23.2 years)	190,364	229,986
Government of Canada (coupon interest range 0.5% to 5.0%; maturing in 1.8 to 23.2 years)	103,955	108,541
Government of Saskatchewan (coupon interest range 4.5% to 5.8%; maturing in 2.4 to 14.9 years)	2,823	2,982
Other (coupon interest range 3.0% to 5.4%; maturing in 2.2 to 42.3 years)	28,442	72,466
Total Bonds and Debentures	587,776	673,973

Pooled Investment Funds

Pooled investment funds represent the Government’s investment in units of various funds consisting primarily of debt and equities.

Equities

Equities include $5.8 million (2013 - $39.8 million) invested in shares of private companies and $30.0 million (2013 - $5.8 million) invested in Canadian and international equity markets for which the quoted market value is $98.5 million (2013 - $4.9 million).

Investments in equities include the Government’s $25.1 million (2013 - nil) investment in Information Services Corporation (ISC), which is subject to significant influence. ISC is contracted by the Government to operate the provincial land titles, personal property registry, survey, mapping and geographic information systems.  During 2013-14, the Government sold its controlling interest in ISC retaining a 31.0 per cent ownership interest (note 11).

During 2013-14, the Government sold its remaining investments subject to significant influence for proceeds of $44.9 million, resulting in a gain on sale of $15.2 million.

Other

Other investments include various fixed rate securities having a market value of $83.4 million (2013 - $93.0 million - restated).

Government of Saskatchewan - 2013-14 Public Accounts   59

Summary Financial Statements

Accounts Payable and Accrued Liabilities		Schedule 5
As at March 31, 2014
(thousands of dollars)

	2014	2013

Accrued salaries and benefits1	718,073	671,770
Transfers
Operating2	592,427	779,332
Capital	22,730	52,055
Supplier payments	420,760	379,628
Equalization and Canada Health and Social Transfer repayable to the federal
government	180,387	204,095
Accrued interest	77,449	86,078
Other	151,769	146,668
Total Accounts Payable and Accrued Liabilities	2,163,595	2,319,626
1	Includes other employee future benefits of $298.7 million (2013 - $297.4 million).
2	Includes transfers payable to the federal government of $110.4 million (2013 - $126.1 million).

  60  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

Other Liabilities		Schedule 6
As at March 31, 2014
(thousands of dollars)

	2014	2013

Funds held on behalf of government business enterprises and others
Liquor and Gaming Authority	64,940	120,309
Other	74,034	67,388
Environmental	88,396	91,627
Capital leases (note 7)	59,065	63,650
Other	53,148	58,919
Total Other Liabilities	339,583	401,893

Unearned Revenue		Schedule 7
As at March 31, 2014
(thousands of dollars)

	2014	2013

Motor vehicle licensing fees	61,393	58,832
Education contributions	50,032	47,119
Health contributions	28,855	31,821
Crown mineral leases	22,875	20,442
Other	28,655	34,577
Total Unearned Revenue	191,810	192,791

Government of Saskatchewan - 2013-14 Public Accounts   61

Summary Financial Statements

Public Debt						Schedule 8
As at March 31, 2014
(thousands of dollars)

			2014			2013
		Government			Government
		Business			Business
		Enterprise			Enterprise
	General	Specific	Public	General	Specific	Public
	Debt1 2 3	Debt 2	Debt	Debt1 2 3	Debt 2	Debt

General Revenue Fund	3,803,006	-	3,803,006	3,804,817	-	3,804,817
Less amounts held by government organizations	(14,453)	-	(14,453)	(41,814)	-	(41,814)
Saskatchewan Power Corporation4	94,066	4,028,032	4,122,098	95,303	3,251,648	3,346,951
SaskEnergy Incorporated4	175,905	865,188	1,041,093	407,117	574,871	981,988
Saskatchewan Telecommunications Holding
Corporation4	158,400	634,308	792,708	157,000	495,754	652,754
Municipal Financing Corporation of Saskatchewan4	128,000	132,432	260,432	15,289	132,377	147,666
Saskatchewan Immigrant Investor Fund Inc.	176,423	-	176,423	107,558	-	107,558
Boards of Education	174,439	-	174,439	80,551	-	80,551
Liquor and Gaming Authority4	-	124,575	124,575	125,064	-	125,064
Regional Health Authorities	103,091	-	103,091	91,014	-	91,014
Saskatchewan Water Corporation4	21,842	23,866	45,708	16,203	32,044	48,247
Saskatchewan Opportunities Corporation	34,851	-	34,851	35,291	-	35,291
Saskatchewan Housing Corporation	28,657	-	28,657	31,761	-	31,761
Water Security Agency	20,154	-	20,154	12,503	-	12,503
Global Transportation Hub Authority	20,000	-	20,000	-	-	-
Saskatchewan Gaming Corporation4	-	10,362	10,362	-	11,769	11,769
Other	2,521	-	2,521	11,089	-	11,089
Public Debt1 5	4,926,902	5,818,763	10,745,665	4,948,746	4,498,463	9,447,209
1						Public debt on the Statement of Financial Position includes only general debt.
2						General debt and government business enterprise specific debt are presented net of sinking funds.
3						General debt includes $89.1 million (2013 - $81.5 million) secured primarily by assets with a carrying value of $105.5 million (2013 - $114.7 million).
4
Public debt of government business enterprises includes both general debt and government business enterprise specific debt.  General debt of government business enterprises represents amounts transferred from the General Revenue Fund to government business enterprises and recorded as loans receivable (schedule 2).  Government business enterprise specific debt represents debt issued by, or specifically on behalf of, government business enterprises.

Schedule 3 provides information on government business enterprises as presented in their audited financial statements closest to March 31, 2014.  Public debt of government business enterprises shown above has been adjusted for transactions occurring from the audited financial statements to March 31, 2014 as follows:

					2014	2013
		Government
		Business
		Enterprise		Transactions	Public	Public
		Debt		to March 31	Debt	Debt
		(schedule 3)	a

	Saskatchewan Power Corporation	4,003,303		118,795	4,122,098	3,346,951
	SaskEnergy Incorporated	1,063,573		(22,480)	1,041,093	981,988
	Saskatchewan Telecommunications Holding Corporation	743,837		48,871	792,708	652,754
	Municipal Financing Corporation of Saskatchewan	155,832		104,600	260,432	147,666
	Liquor and Gaming Authority	125,000		(425)	124,575	125,064
	Saskatchewan Water Corporation	51,437		(5,729)	45,708	48,247
	Saskatchewan Gaming Corporation	13,722		(3,360)	10,362	11,769
	Total Government Business Enterprises	6,156,704		240,272	6,396,976	5,314,439
a	Includes gross debt net of sinking funds reported on schedule 3.

  62  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

Public Debt (continued)	Schedule 8

5	Included in public debt is U.S. dollar debt converted to $4.6 million Canadian (2013 - $3.9 million) at the exchange rate in effect at March 31, 2014 of 1.1053 (2013 - 1.0156).

Public debt is comprised of gross debt net of sinking funds as follows:
				2014
	Gross		Sinking	Public
	Debt	a	Funds	Debt
			(schedule 9)

General Revenue Fund	4,885,910		(1,082,904)	3,803,006
Less amounts held by government organizations	(14,453)		-	(14,453)
Saskatchewan Power Corporation	4,534,969		(412,871)	4,122,098
SaskEnergy Incorporated	1,128,964		(87,871)	1,041,093
Saskatchewan Telecommunications Holding Corporation	895,000		(102,292)	792,708
Municipal Financing Corporation of Saskatchewan	263,000		(2,568)	260,432
Saskatchewan Immigrant Investor Fund Inc.	176,423		-	176,423
Boards of Education	174,439		-	174,439
Liquor and Gaming Authority	124,575		-	124,575
Regional Health Authorities	103,091		-	103,091
Saskatchewan Water Corporation	60,542		(14,834)	45,708
Saskatchewan Opportunities Corporation	36,684		(1,833)	34,851
Saskatchewan Housing Corporation	57,068		(28,411)	28,657
Water Security Agency	20,154		-	20,154
Global Transportation Hub Authority	20,000		-	20,000
Saskatchewan Gaming Corporation	10,362		-	10,362
Other	2,521		-	2,521
Public Debt	12,479,249		(1,733,584)	10,745,665
a			The average effective interest rate on gross debt during 2013-14 was 5.2 per cent (2012-13 - 5.6 per cent) and includes the impact of foreign exchange and the amortization of any premiums or discounts associated with the debentures. The average term to maturity of gross debt is 13.3 years (2013 - 11.8 years).

Debt principal payment requirements in each of the next five years and thereafter are as follows:
	2014	2013
Year of Maturity

Short-term promissory notes	1,303,886	1,385,978
2013-14	-	837,273
2014-15	1,036,545	928,382
2015-16	534,481	526,020
2016-17	573,066	464,579
2017-18	293,014	299,103
2018-19	363,372	-
6-10 years	2,063,335	1,913,722
Thereafter	6,311,550	4,926,870
Gross debt a	12,479,249	11,281,927
Sinking funds	(1,733,584)	(1,834,718)
Public Debt	10,745,665	9,447,209
a	Gross debt includes Canada Pension Plan debentures of $745.1 million (2013 - $745.1 million). These debentures are callable in whole or in part before maturity, at the option of the Minister of Finance of Saskatchewan.

Government of Saskatchewan - 2013-14 Public Accounts   63

Summary Financial Statements

Sinking Funds						Schedule 9
As at March 31, 2014
(thousands of dollars)

	2013					2014
	Sinking				Currency	Sinking
	Funds	Contributions1	Earnings2	Redemptions3	Adjustment	Funds

General Revenue Fund	1,220,677	48,014	39,998	(247,465)	21,680	1,082,904
Saskatchewan Power Corporation	401,790	30,723	14,531	(34,173)	-	412,871
Saskatchewan Telecommunications Holding Corporation	90,846	7,366	4,080	-	-	102,292
SaskEnergy Incorporated	79,011	8,112	3,387	(2,639)	-	87,871
Saskatchewan Housing Corporation	26,722	520	1,169	-	-	28,411
Saskatchewan Water Corporation	11,656	2,637	541	-	-	14,834
Municipal Financing Corporation of Saskatchewan	2,623	513	89	(657)	-	2,568
Saskatchewan Opportunities Corporation	1,393	367	73	-	-	1,833
Total Sinking Funds4	1,834,718	98,252	63,868	(284,934)	21,680	1,733,584
1						Annual contributions, established by Order in Council, are set at not less than one per cent of debentures outstanding. The aggregate amount of contributions estimated to be required in each of the next five years and thereafter to meet sinking fund requirements by debt classification (see footnote 4) are as follows:
		2015	2016	2017	2018	2019	Thereafter	Total

	General debt	48,215	39,876	35,679	32,443	30,843	380,875	567,931
	Government business enterprise
	specific debt	52,477	51,977	51,379	50,827	50,063	814,854	1,071,577
	Total Sinking Fund Contributions	100,692	91,853	87,058	83,270	80,906	1,195,729	1,639,508
2	Sinking fund earnings include gains on investment sales of $23.1 million (2013 - $80.3 million).
3	The redemption value is based on the market value of the sinking fund units at the date of redemption.
4	The market value of total sinking funds is $1,663.3 million (2013 - $1,834.0 million). Total sinking funds by debt classification are as follows:
	2013					2014
	Sinking				Currency	Sinking
	Funds	Contributions	Earnings	Redemptions	Adjustment	Funds

General debt	1,261,372	51,601	41,628	(250,104)	21,680	1,126,177
Government business enterprise
specific debt	573,346	46,651	22,240	(34,830)	-	607,407
Total Sinking Funds	1,834,718	98,252	63,868	(284,934)	21,680	1,733,584
Sinking fund assets have been invested as follows:
	2014	2013
Long-term investments in securities of:
Governments of other provinces (coupon interest range 1.0% to 9.3%; maturing in 2.3 to 35.9 years)	786,585	859,692
Government of Saskatchewan (coupon interest range 0.0% to 9.4%; maturing in 6.7 to 31.2 years)	409,390	430,937
Government of Canada (coupon interest 3.5%; maturing in 31.7 years)	49,718	8,002
Government of the United States (coupon interest 2.9%; maturing in 29.1 years)	15,990	19,257
Cash, short-term investments and accrued interest	471,901	516,830
Total Sinking Funds a	1,733,584	1,834,718
a	Includes U.S. dollar cash, investments and accrued interest converted to $244.1 million Canadian (2013 - $275.4 million) at the exchange rate in effect at March 31, 2014 of 1.1053 (2013 - 1.0156).

  64  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

Pension Liabilities					Schedule 10
As at March 31, 2014
(thousands of dollars)

				2014	2013
	TSP1	PSSP	Others	Total	Total
Accrued benefit obligation,
beginning of year	5,944,264	2,155,898	519,412	8,619,574	8,360,453
Current period benefit cost	20,322	1,374	12,475	34,171	37,006
Interest cost	199,342	62,743	13,158	275,243	291,549
Actuarial (losses) gains	(61,022)	(125,615)	10,064	(176,573)	399,023
Joint defined benefit plan (SHEPP)2	-	-	(97,695)	(97,695)	18,999
Benefit payments	(344,414)	(131,047)	(14,957)	(490,418)	(487,456)
Accrued Benefit Obligation, End of Year	5,758,492	1,963,353	442,457	8,164,302	8,619,574
Plan assets, beginning of year	661,377	-	111,016	772,393	862,047
Employer contributions	198,822	130,791	10,042	339,655	349,442
Employee contributions	5,150	256	2,761	8,167	7,652
Return on plan assets	28,056	-	2,296	30,352	43,943
Actuarial (losses) gains	(31,599)	-	1,884	(29,715)	(3,235)
Benefit payments	(344,414)	(131,047)	(14,957)	(490,418)	(487,456)
Plan Assets, End of Year3	517,392	-	113,042	630,434	772,393
	5,241,100	1,963,353	329,415	7,533,868	7,847,181
Unamortized estimation adjustments4	(533,244)	125,615	(41,689)	(449,318)	(1,072,698)
Total Pension Liabilities5	4,707,856	2,088,968	287,726	7,084,550	6,774,483
1	The TSP had an actual rate of return on plan assets of 4.8 per cent (2013 - 5.5 per cent).
2
The joint defined benefit plan includes only the Government’s employer portion of the pension liability.  At December 31, 2013, the SHEPP had a total accrued benefit obligation of $4,694.0 million (2012 - $4,390.1 million), pension fund assets at market related values of $4,455.9 million (2012 - $3,941.7 million) and unamortized estimation adjustment gains of $21.8 million (2012 - $16.9 million).  The pension liability would increase by $669.8 million or would decrease by $545.0 million if the discount rate was decreased or increased by one percentage point respectively.  The market value of the pension fund investments was $4,760.1 million (2012 - $4,047.8 million).  The plan assets had an actual rate of return of 15.1 per cent (2012 - 11.2 per cent).  The Government and member contributions to the plan totalled $132.7 million (2012 - $130.0 million) and $131.6 million (2012 - $128.7 million) respectively.  Benefit payments from the plan totalled $203.3 million (2012 - $178.5 million).

3	At March 31, 2014, the market value of defined benefit plan investments was $661.1 million (2013 - $760.9 million).
4
Unamortized estimation adjustments are amortized to pension expense over periods ranging from 2.8 to 3.5 years for the TSP, 0.3 years for the PSSP and from 0.9 to 12.0 years for the other plans.  These represent the expected average remaining service life of active plan members at the time the estimation adjustments arose.

5	The total pension liabilities are based on the latest actuarial valuations extrapolated to March 31, 2014 for the defined benefit plans and December 31, 2013 for the joint defined benefit plan. Changes in assumptions can result in significantly higher or lower estimates of pension liabilities. A one percentage point decrease in the discount rate would result in a $807.0 million and $243.4 million increase in the pension liabilities for the TSP and the PSSP respectively, and a one percentage point increase would result in a $657.0 million and $200.2 million decrease in the pension liabilities for the TSP and the PSSP respectively.

Government of Saskatchewan - 2013-14 Public Accounts   65

Summary Financial Statements

Tangible Capital Assets								Schedule 11
As at March 31, 2014
(thousands of dollars)

							2014	2013
	Land &	Buildings &	Machinery	Trans-	Office &
	Improve-	Improve-	&	portation	Information	Infra-
	ments	ments	Equipment	Equipment	Technology	structure	Total	Total
Estimated useful life (in years)	3 - indefinite	2-80	2-33	3-40	2-25	3-60

Opening Net Book Value of
Tangible Capital Assets1	431,044	3,267,587	350,223	261,768	310,881	2,724,683	7,346,186	6,951,474
Opening cost	487,161	6,087,947	1,146,541	536,507	891,513	4,846,228	13,995,897	13,303,251
Adjustment3	-	-	-	-	-	-	-	(205,079)
Acquisitions	80,865	456,606	59,390	26,454	106,875	334,690	1,064,880	1,038,061
Write-downs	(338)	(1,858)	(339)	(409)	(5,835)	-	(8,779)	(3,517)
Disposals	(15,353)	(24,157)	(17,530)	(17,557)	(141,431)	(33,722)	(249,750)	(136,819)
Closing Cost2	552,335	6,518,538	1,188,062	544,995	851,122	5,147,196	14,802,248	13,995,897
Opening accumulated amortization	56,117	2,820,360	796,318	274,739	580,632	2,121,545	6,649,711	6,351,777
Adjustment3	-	-	-	-	-	-	-	(66,128)
Annual amortization	5,247	168,852	67,876	35,012	83,161	141,780	501,928	485,206
Write-downs	-	(1,372)	(2)	(409)	(5,062)	-	(6,845)	(3,330)
Disposals	(18)	(16,694)	(14,355)	(15,846)	(124,628)	(33,722)	(205,263)	(117,814)
Closing Accumulated Amortization	61,346	2,971,146	849,837	293,496	534,103	2,229,603	6,939,531	6,649,711
Closing Net Book Value of
Tangible Capital Assets1	490,989	3,547,392	338,225	251,499	317,019	2,917,593	7,862,717	7,346,186
1	Net book value of tangible capital assets does not include the following:
	•	works of art and historical treasures, such as the Legislative Building;
	•	items inherited by right of the Crown, such as Crown lands, forests, water and mineral resources, which are not recognized in these financial statements; and
	•	capital assets held by government business enterprises (schedule 3).
2	Closing cost includes work-in-progress of $786.7 million (2013 - $664.0 million).
3	During 2012-13, the net book value of tangible capital assets decreased by $139.0 million as a result of the reclassification of Saskatchewan Water Corporation from a government service organization to a government business enterprise (note 10).

  66  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

Revenue		Schedule 12
For the Year Ended March 31, 2014
(thousands of dollars)

	2014	2013
Taxation
Individual income	2,470,056	2,406,254
Provincial sales	1,326,403	1,284,893
Corporation income	1,017,188	838,275
Property	605,027	586,274
Fuel	509,814	495,955
Tobacco	276,234	253,353
Other	345,952	327,796
Total Taxation	6,550,674	6,192,800
Non-Renewable Resources
Oil	1,513,835	1,283,877
Resource surcharge	436,868	627,675
Potash	346,030	364,490
Crown land sales	106,730	89,060
Natural gas	16,455	11,354
Other	101,046	139,413
Total Non-Renewable Resources1	2,520,964	2,515,869
Other Own-Source Revenue
Fees
Health care	235,864	252,383
Motor vehicle licensing	188,428	183,121
Education	137,967	137,249
Subsidized housing rental	108,184	103,894
Real property sales and leases	87,402	97,299
Registry	44,051	79,988
Other	317,600	294,452
Insurance	320,280	275,433
Investment income	191,320	219,066
Gain on sale of Information Services Corporation shares (note 11)	141,243	-
Transfers from other governments	116,992	93,056
Other 2	382,614	443,430
Total Other Own-Source Revenue	2,271,945	2,179,371
Transfers from the Federal Government
Canada Health Transfer	960,348	933,400
Canada Social Transfer	388,877	366,968
Crop insurance contributions	268,608	235,731
Housing subsidy	58,419	177,233
Agricultural stability contributions	54,077	230,592
Other	291,870	370,747
Total Transfers from the Federal Government	2,022,199	2,314,671
Net income from government business enterprises (schedule 3)	1,052,179	1,119,836
Total Revenue	14,417,961	14,322,547
1		Includes taxes of $476.0 million (2013 - $447.6 million).
2		Includes reversals and refunds of prior year expenses of $35.0 million (2013 - $59.8 million).

Government of Saskatchewan - 2013-14 Public Accounts   67

Summary Financial Statements

Expense by Object		Schedule 13
For the Year Ended March 31, 2014
(thousands of dollars)

	2014	2013

Salaries and benefits	6,154,069	6,134,245
Transfers
Operating	4,042,344	4,192,973
Capital	164,135	212,465
Operating costs	2,130,641	2,095,674
Debt charges (schedule14)	580,072	642,775
Amortization of tangible capital assets (schedule 11)	501,928	485,206
Other	255,906	521,761
Total Expense	13,829,095	14,285,099

Debt Charges		Schedule 14
For the Year Ended March 31, 2014
(thousands of dollars)

	2014	2013

Total interest costs	842,619	890,716
Interest reimbursed from government business enterprises1	(264,476)	(250,872)
Net foreign exchange gain	(978)	(354)
Other costs	2,907	3,285
Total Debt Charges	580,072	642,775
1	Interest reimbursed for debt borrowed by the Government specifically on behalf of government business enterprises.

  68  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

Supplemental Cash Flow Information		Schedule 15
For the Year Ended March 31, 2014
(thousands of dollars)

	2014	2013

Other Non-Cash Items Included in the Surplus
Amortization of tangible capital assets (schedule 11)	501,928	485,206
Write-downs of tangible capital assets (schedule 11)	1,934	187
Net foreign exchange gain (schedule 14)	(978)	(354)
Net gain on other investments1	(55,609)	(2,782)
Net decrease to provision for loss on loans receivable	(977)	(4,252)
Net gain on disposal of tangible capital assets	(12,921)	(58,020)
Earnings retained in sinking funds (schedule 9)	(41,628)	(111,551)
Total Other Non-Cash Items Included in the Surplus	391,749	308,434

Net Change in Non-Cash Operating Activities
Decrease (increase) in accounts receivable	112,003	(110,237)
Decrease (increase) in inventories held for resale	361	(1,127)
(Increase) decrease in deferred charges	(1,969)	6,983
(Decrease) increase in accounts payable and accrued liabilities	(156,031)	253,664
Decrease in unearned revenue	(981)	(166,243)
Increase in pension liabilities	310,067	457,436
(Increase) decrease in prepaid expenses	(1,629)	1,603
Increase in inventories held for consumption	(8,523)	(4,293)
	253,298	437,786
Adjustment to accumulated surplus (note 10)	-	(69,461)
Net Change in Non-Cash Operating Activities	253,298	368,325

Other Supplemental Information
Cash interest paid during the year	341,904	406,997
Cash interest received during the year	97,545	123,821
1 Net gain on other investments consists of:
	2014	2013

Income from equities and pooled funds	(44,725)	(16,905)
Gain on sale of bonds and equities	(22,728)	(10,790)
Provision for loss	9,738	23,510
Amortization of bond premiums and discounts	2,106	1,403
Net gain on other investments	(55,609)	(2,782)

Government of Saskatchewan - 2013-14 Public Accounts   69

Summary Financial Statements

Segment Disclosure
For the Year Ended March 31, 2014
(thousands of dollars)

	Treasury Board Organizations1
	2014	2013

Revenue
Taxation	6,550,674	6,192,800
Non-renewable resources	2,520,964	2,515,869
Transfers from government organizations	219,853	315,000
Other own-source revenue	1,691,959	1,790,604
Transfers from the federal government	1,737,855	1,886,465
Net income from government business enterprises (schedule 3)	487,587	479,616
Total Revenue (schedule 12)	13,208,892	13,180,354

Expense
Agriculture	424,329	557,558
Community development	537,799	553,624
Debt charges (schedule 14)	582,192	643,998
Economic development	299,689	268,236
Education	3,568,643	3,364,958
Environment and natural resources	230,486	218,096
Health	5,146,447	5,060,841
Protection of persons and property	631,943	668,813
Social services and assistance	1,142,121	1,071,831
Transportation	507,109	504,302
Other	543,839	655,094
Total Expense (schedule 13)	13,614,597	13,567,351
Surplus (Deficit)	(405,705)	(386,997)
The segments of the Summary financial statements are based on the accountability and control relationships between the Government and the various organizations within the government reporting entity. Schedule 17 identifies the organizations included in each segment.
1
Treasury Board organizations include the General Revenue Fund, Growth and Financial Security Fund and organizations such as Regional Health Authorities, Boards of Education and Liquor and Gaming Authority.

2
CIC Board organizations are agencies that are responsible to the Crown Investment Corporation of Saskatchewan (CIC) and include organizations such as Saskatchewan Power Corporation, Saskatchewan Telecommunications Holding Corporation and CIC Asset Management Inc.

3
Not-for-profit insurance organizations are intended to be actuarially sound over the long term.  These entities typically adjust rates to break even over the longer term and include Saskatchewan Auto Fund, Saskatchewan Crop Insurance Corporation, Crop Reinsurance Fund of Saskatchewan and Workers’ Compensation Board (Saskatchewan).

  70  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

							Schedule 16

CIC Board Organizations2		Not-for-Profit Insurance Organizations3		Eliminations		Total
2014	2013	2014	2013	2014	2013	2014	2013

-	-	-	-	-	-	6,550,674	6,192,800
-	-	-	-	-	-	2,520,964	2,515,869
-	-	250,842	326,294	(470,695)	(641,294)	-	-
282,322	146,643	297,664	259,689	-	(17,565)	2,271,945	2,179,371
-	-	284,344	428,206	-	-	2,022,199	2,314,671
342,375	495,919	222,217	144,301	-	-	1,052,179	1,119,836
624,697	642,562	1,055,067	1,158,490	(470,695)	(658,859)	14,417,961	14,322,547

-	-	341,452	890,001	(245,292)	(340,006)	520,489	1,107,553
-	-	-	-	-	-	537,799	553,624
3,430	2,630	-	-	(5,550)	(3,853)	580,072	642,775
43,866	55,708	-	-	-	-	343,555	323,944
-	-	-	-	-	-	3,568,643	3,364,958
598	2,997	-	-	-	-	231,084	221,093
-	-	-	-	-	-	5,146,447	5,060,841
29,687	56,165	-	-	-	-	661,630	724,978
-	-	-	-	-	-	1,142,121	1,071,831
29,793	28,764	-	-	-	-	536,902	533,066
16,514	25,342	-	-	-	-	560,353	680,436
123,888	171,606	341,452	890,001	(250,842)	(343,859)	13,829,095	14,285,099
500,809	470,956	713,615	268,489	(219,853)	(315,000)	588,866	37,448

Government of Saskatchewan - 2013-14 Public Accounts   71

Summary Financial Statements

Government Reporting Entity	Schedule 17
For the Year Ended March 31, 2014

Government Service Organizations (Consolidated)

Government Organizations	Fish and Wildlife Development Fund
Agricultural Credit Corporation of Saskatchewan	Forest Management Funds
Agricultural Implements Compensation Fund	Crown Agricultural Land Forest Fund
Boards of Education 6c	Edgewood Forest Renewal Trust Fund 1
Chinook School Division No. 211	Island Forests Management Fund
Christ the Teacher Roman Catholic Separate School Division	Meadow Lake OSB Forest Management Trust Fund
No. 212	Mee-Toos Forest Management Fund Trust
Conseil des écoles fransaskoises no. 310	Mistik Forest Management Trust
Creighton School Division No. 111	North West Communities Wood Products Forest Management
Englefeld Protestant Separate School Division No. 132	Fund Trust
Good Spirit School Division No. 204	Park Land Forests Management Fund
Holy Family Roman Catholic Separate School Division No. 140	Sakaw Forest Renewable Trust Fund
Holy Trinity Roman Catholic Separate School Division No. 22	Weyerhaeuser Forest Renewal Trust Fund 1
Horizon School Division No. 205	Zelensky Bros. Forest Management Fund Trust
Ile-a-la Crosse School Division No. 112	General Revenue Fund
Light of Christ Roman Catholic Separate School Division No. 16	Global Transportation Hub Authority
Living Sky School Division No. 202	Government House Foundation
Lloydminster Roman Catholic Separate School Division No. 89	Gradworks Inc. 6d 7a
Lloydminster School Division No. 99	Growth and Financial Security Fund
North East School Division No. 200	Health Quality Council
Northern Lights School Division No. 113	Health Shared Services Saskatchewan
Northwest School Division No. 203	Horned Cattle Fund
Prairie South School Division No. 210	Individual Cattle Feeder Loan Guarantee Provincial Assurance Fund3
Prairie Spirit School Division No. 206	Information Services Corporation of Saskatchewan 4
Prairie Valley School Division No. 208	Innovation Saskatchewan
Prince Albert Roman Catholic Separate School Division No. 6	Institutional Control Monitoring and Maintenance Fund
Regina Roman Catholic Separate School Division No. 81	Institutional Control Unforeseen Events Fund
Regina School Division No. 4	Law Reform Commission of Saskatchewan
Saskatchewan Rivers School Division No. 119	Livestock Services Revolving Fund
Saskatoon School Division No. 13	North Sask Laundry and Support Services Ltd.
South East Cornerstone School Division No. 209	Northern Municipal Trust Account 6d
St. Paul's Roman Catholic Separate School Division No. 20	Oil and Gas Orphan Fund
Sun West School Division No. 207	Operator Certification Board
Century Plaza Properties (The Owners: Condominium Corporation	Pastures Revolving Fund
No. 101100609)	Physician Recruitment Agency of Saskatchewan
CIC Asset Management Inc. 6d 7a	Prairie Agricultural Machinery Institute
CIC Economic Holdco Ltd. 6d 7a	Prince of Wales Scholarship Fund
Commercial Revolving Fund	Public Employees Benefits Agency Revolving Fund
Community Initiatives Fund	Public Employees Dental Fund 6d
Correctional Facilities Industries Revolving Fund	Public Employees Disability Income Fund 6d
Creative Saskatchewan 1	Public Employees Group Life Insurance Fund 6d
Criminal Property Forfeiture Fund	Queen’s Printer Revolving Fund
Crop Reinsurance Fund of Saskatchewan 7b	Regional Colleges 6a
Crown Investments Corporation of Saskatchewan (separate) 6d 7a	Carlton Trail Regional College
eHealth Saskatchewan	Cumberland Regional College
Enterprise Saskatchewan	Great Plains College
Extended Health Care Plan for Certain Other Employees 6d	North West Regional College
Extended Health Care Plan for Certain Other Retired Employees 6d	Northlands College
Financial and Consumer Affairs Authority of Saskatchewan	Parkland Regional College
First Nations and Métis Fund Inc. 6d 7a	Southeast Regional College

  72  Government of Saskatchewan - 2013-14 Public Accounts

Summary Financial Statements

Government Reporting Entity (continued)	Schedule 17

Regional Health Authorities	Saskatchewan Student Aid Fund
Cypress Regional Health Authority	Saskatchewan Transportation Company 6d 7a
Five Hills Regional Health Authority	SaskBuilds Corporation
Heartland Regional Health Authority	Sask911 Account
Keewatin Yatthé Regional Health Authority	School Division Tax Loss Compensation Fund
Kelsey Trail Regional Health Authority	Tourism Saskatchewan
Mamawetan Churchill River Regional Health Authority	Training Completions Fund
Prairie North Regional Health Authority	Transportation Partnerships Fund
Prince Albert Parkland Regional Health Authority	University of Regina Crown Foundation 3
Regina Qu'Appelle Regional Health Authority	University of Saskatchewan Crown Foundation 3
Saskatoon Regional Health Authority	Victims’ Fund
Sun Country Regional Health Authority	Water Appeal Board
Sunrise Regional Health Authority	Water Security Agency 5
Saskatchewan Agricultural Stabilization Fund	Western Development Museum Fund
Saskatchewan Apprenticeship and Trade Certification Commission 6a
Saskatchewan Archives Board
Saskatchewan Arts Board	Government Business Enterprises (Modified Equity)
Saskatchewan Association of Health Organizations Inc.	Liquor and Gaming Authority
Saskatchewan Cancer Agency	Municipal Financing Corporation of Saskatchewan 6d
Saskatchewan Centre of the Arts Fund	Saskatchewan Auto Fund 6d 7b
Saskatchewan Crop Insurance Corporation 7b	Saskatchewan Gaming Corporation 6d 7a
Saskatchewan Development Fund Corporation 3	Saskatchewan Government Insurance 6d 7a
Saskatchewan Grain Car Corporation 6b	Saskatchewan Power Corporation 6d 7a
Saskatchewan Health Research Foundation	Saskatchewan Telecommunications Holding Corporation 6d 7a
Saskatchewan Heritage Foundation	Saskatchewan Water Corporation 6d 7a
Saskatchewan Housing Corporation 6d	SaskEnergy Incorporated 6d 7a
Saskatchewan Immigrant Investor Fund Inc. 6d 7a	Workers’ Compensation Board (Saskatchewan) 6d 7b
Saskatchewan Impaired Driver Treatment Centre Board of
Governors
Saskatchewan Institute of Applied Science and Technology 6a	Government Partnerships (Proportionately Consolidated)
Saskatchewan Legal Aid Commission	Battlefords First Nations Joint Board of Education 2
Saskatchewan Lotteries Trust Fund for Sport, Culture and	Foragen Technologies Limited Partnership
Recreation	Prairie Diagnostic Services Inc.
Saskatchewan Opportunities Corporation 6d 7a	Saskatchewan Entrepreneurial Fund Joint Venture
Saskatchewan Research Council
Saskatchewan Snowmobile Fund

1	Organization established during 2013-14.

2	Organization determined to be a government partnership during 2013-14.

3	Organization wound up during 2013-14.

4	Controlling interest in the organization was sold during 2013-14 (note 11).

5	Organization’s name changed during 2013-14 from Saskatchewan Watershed Authority.

6	The year-ends of certain organizations differ from March 31, 2014: a June 2013; b July 2013; c August 2013; d December 2013.

7
For segment disclosure (schedule 16) certain organizations are classified into categories other than Treasury Board Organizations as follows: a CIC Board Organizations; b Not-for-Profit Insurance Organizations.

Government of Saskatchewan - 2013-14 Public Accounts   73

Glossary of Terms

Glossary of Terms

Accrual Accounting
The method used to prepare the Summary Financial Statements (SFS) included in Volume 1 of the Public Accounts.  Accrual accounting recognizes financial transactions at the time they occur, regardless of whether any cash is received or paid.

Accumulated Surplus
One of the two measures of a government’s financial position (see net debt).  The accumulated surplus is the amount by which revenue has exceeded expense from the beginning of incorporation (1905) plus any adjustments that were charged directly to the accumulated surplus.  It is calculated as the difference between assets and liabilities.

Capital Transfer
A grant provided to a third party such as a university or municipality to acquire or develop capital assets.

Consolidation
The method used to account for government service organizations in the SFS in which the accounts are adjusted to the basis of accounting described in note 1 of the SFS and then combined.  Inter-organization balances and transactions are eliminated.

Debenture
A certificate of indebtedness where the issuer promises to pay interest and repay principal by a maturity date.  It is usually unsecured, meaning there are no liens or pledges on any specific assets.

Debt
Terms used when describing debt include:

Government business enterprise specific debt is debt issued by government business enterprises and debt issued by the General Revenue Fund (GRF) specifically on behalf of a government business enterprise where the government expects to realize the receivable from the government business enterprise and settle the external debt simultaneously.

Gross debt is borrowings through the issuance of debt instruments such as promissory notes and debentures.

Sinking funds are funds set aside for the repayment of debt.

Public debt is gross debt net of sinking funds.

General debt is public debt net of loans to Crown corporations for government business enterprise specific debt.

Guaranteed debt is the debt of others that the Government has agreed to repay if others default.

Total debt is public debt plus guaranteed debt.

Derivative
A contract in which the value is based on the performance of an underlying financial asset, index or other investment.  It does not require an initial investment and is settled at a future date.

Financial Asset
An asset that can be used to discharge existing liabilities or finance future operations and is not for consumption in the normal course of operations.

Financial Instrument
Any contract that gives rise to a financial asset of one party and a financial liability or equity instrument of another party.

Financial Liability
Any liability that is a contractual obligation to deliver a financial asset to another party, or to exchange financial instruments with another party under conditions that are potentially unfavourable to the entity.

Government Reporting Entity
The government reporting entity consists of government service organizations, government business enterprises and government partnerships.  Trusts administered by the Government are excluded from the government reporting entity.

  74  Government of Saskatchewan - 2013-14 Public Accounts

Glossary of Terms

General Revenue Fund (GRF)
The fund into which all revenues are paid, unless otherwise provided for by legislation, and from which all expenditures are appropriated by the Legislative Assembly.

Government Business Enterprise
A self-sufficient government organization that has the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as its principal activity.  Government business enterprises are recorded in the SFS using the modified equity method.

Government Partnership
An investment by the Government where there is a contractual arrangement between the Government and one or more partners outside the government reporting entity and where the partners share, on an equitable basis, the risks and benefits of the partnership.  Government partnerships are proportionately consolidated in the SFS.

Government Service Organization
An organization that is controlled by the Government, except those designated as government business enterprises and government partnerships.  Government service organizations are consolidated in the SFS after adjustment to a basis consistent with the accounting policies described in note 1 of the SFS.

Gross Domestic Product (GDP)
The standard measure of the overall size of the economy, the value of all goods and services produced during a period.

Hedge
A strategy to minimize the risk of loss on an asset (or liability) from market fluctuations such as interest rate or foreign exchange rate changes.  This is accomplished by entering into offsetting commitments with the expectation that a future change in the value of the hedging instrument will offset the change in the value of the asset (or liability).

Modified Equity
The method by which government business enterprises are accounted for in the SFS.  The Government’s investment, which is originally recorded at cost, is adjusted annually to include the net earnings/losses and other net equity changes of the enterprise/partnership without adjustment to conform with the accounting policies described in note 1 of the SFS.  Inter-organizational balances and transactions are disclosed but not eliminated.

Net Debt
One of the two measures of a government’s financial position (see accumulated surplus).  Net debt is calculated as the difference between financial assets and liabilities.

Non-financial Asset
An asset that is acquired, constructed or developed and does not normally provide resources to discharge existing liabilities.

Other Comprehensive Income/Loss (OCI)
OCI includes certain unrealized gains and losses of government business enterprises that are excluded from net income but recognized as a change in net debt and accumulated surplus during the period.

Pension Liability
An actuarial estimate of discounted future payments to be made to retirees under government pension plans, net of plan assets.

Premium/Discount
The amount by which the selling price of a security is greater or less than its par or face value.

Segment
A distinguishable activity or group of activities of a government for which it is appropriate to separately report financial information to help users of the SFS identify the resources allocated to support the major activities of a government.

Summary Financial Statements (SFS)
The statements prepared to account for the full nature and extent of the financial activities of organizations in the government reporting entity.

Government of Saskatchewan - 2013-14 Public Accounts   75

Glossary of Terms

Tangible Capital Asset
An asset with physical substance held by the Government that has an economic life extending beyond a year, is to be used on a continuing basis and is not for sale in the ordinary course of operations.

Transfer
A transfer of money from a government to an individual, an organization or another government for which the government making the transfer does not: receive any goods or services directly in return, as would occur in a purchase/sale transaction; expect to be repaid in the future, as would be expected in a loan; or expect a financial return, as would be expected in an investment.  Major types of transfers include entitlements, transfers under shared cost agreements and grants.

  76  Government of Saskatchewan - 2013-14 Public Accounts